Exhibit 99.1

White Mountains Re Group, Ltd.

Consolidated Financial Statements

For the years ended

December 31, 2010, 2009, and 2008

White Mountains Re Group, Ltd.

Consolidated Financial Statements

For the years ended December 31, 2010, 2009, and 2008

Report of Independent Auditors

To the Board of Directors and Shareholders of

White Mountains Re Group, Ltd.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, consolidated statements of shareholders’ equity, and consolidated statements of cash flows present fairly, in all material respects, the financial position of White Mountains Re Group, Ltd. (the “Company”), at December 31, 2010 and December 31, 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010  in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 29, 2011

White Mountains Re Group, Ltd.

Consolidated Balance Sheets

	December 31,
Millions, except per share amounts	2010	2009
Assets
Fixed maturity investments, at fair value	$3,439.0	$2,836.3
Short-term investments, at amortized cost (which approximates fair value)	483.0	1,172.0
Common equity securities, at fair value	289.2	265.4
Convertible fixed maturity investments, at fair value	29.6	58.0
Other long term investments	200.6	197.3
Total investments	4,441.4	4,529.0
Cash	63.2	73.6
Reinsurance recoverable on unpaid losses	450.7	578.5
Reinsurance recoverable on paid losses	18.6	17.7
Reinsurance premiums receivable	235.9	208.0
Funds held by ceding companies	212.0	253.7
Investment in unconsolidated affiliates	271.2	156.9
Deferred acquisition costs	85.3	85.8
Deferred tax asset	307.4	315.3
Ceded unearned reinsurance premiums	70.1	60.6
Accrued investment income	43.1	35.6
Accounts receivable on unsettled investment sales	32.9	3.5
Amount due from White Mountains Life Reinsurance (Bermuda) Ltd.	610.2	380.7
Other assets	81.1	177.5
Total assets	$6,923.1	$6,876.4
Liabilities
Loss and loss adjustment expense reserves	$2,728.1	$2,777.9
Unearned reinsurance premiums	428.3	446.7
Debt	399.2	430.2
Deferred tax liability	373.2	355.3
Funds held under reinsurance treaties	69.8	84.3
Ceded reinsurance payable	71.8	67.3
Accounts payable on unsettled investment purchases	8.1	1.4
Variable annuity benefit guarantee	610.2	380.7
Other liabilities	165.4	213.7
Total liabilities	4,854.1	4,757.5
Shareholders’ equity and noncontrolling interests
Shareholders’ equity
Common shares at $1 par value per share - authorized 12,000 shares; issued and outstanding, 12,000 shares	0.1	0.1
Preference shares at $0.01 par value per share - 250,000 shares	—	—
Paid-in surplus	1,531.7	1,660.6
Retained earnings	412.5	385.5
Accumulated other comprehensive income (loss), after-tax:
Equity in unrealized gains from investments in unconsolidated affiliates	24.1	0.3
Net unrealized foreign currency translation gains	61.7	12.2
Other	(1.7)	(2.2)
Total shareholders’ equity	2,028.4	2,056.5
Noncontrolling interests
Noncontrolling interest - Prospector Offshore Fund, Ltd.	40.6	39.6
Noncontrolling interest - Tuckerman Capital II, LP	—	22.8
Total noncontrolling interests	40.6	62.4
Total equity	2,069.0	2,118.9
Total liabilities and equity	$6,923.1	$6,876.4

See notes to the consolidated financial statements including Note 15 for Commitments and Contingencies.

White Mountains Re Group, Ltd.

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Year Ended December 31,
Millions, except per share amounts	2010	2009	2008
Revenues
Gross written premiums	$1,514.7	$1,635.3	$1,752.3
Net written premiums	$1,301.4	$1,445.5	$1,607.2

Earned reinsurance premiums	$1,325.7	$1,500.6	$1,682.3
Net investment income	107.5	121.8	199.3
Net realized and unrealized investment (losses) gains	(7.3)	118.2	(307.5)
Other revenue	20.7	115.1	(53.9)
Total revenues	1,446.6	1,855.7	1,520.2
Expenses
Loss and loss adjustment expenses	881.8	903.0	1,271.7
Reinsurance acquisition expenses	282.3	298.3	340.1
Other underwriting expenses	98.3	97.6	100.4
General and administrative expenses	11.4	61.1	43.9
Accretion of fair value adjustment to loss and loss adjustment expense reserves	8.5	6.8	4.9
Interest expense on debt	26.6	26.1	26.2
Total expenses	1,308.9	1,392.9	1,787.2

Pre-tax income (loss)	137.7	462.8	(267.0)
Income tax (expense) benefit	(14.4)	(101.7)	263.5
Income (loss) before equity in earnings of unconsolidated affiliates and extraordinary item	123.3	361.1	(3.5)
Excess of fair value of acquired net assets over cost (See Note 2)	—	—	4.2
Equity in earnings (loss) of unconsolidated affiliates	14.1	20.1	(21.5)
Net income (loss)	137.4	381.2	(20.8)
Net (income) loss attributable to noncontrolling interests	(3.2)	(5.0)	5.7
Net income (loss) before dividends on preference shares	134.2	376.2	(15.1)
Dividends on preference shares	(18.8)	(18.8)	(18.8)
Net income (loss) attributable to common shareholders	$115.4	$357.4	$(33.9)

Change in equity in net unrealized (losses) gains from investments in unconsolidated affiliates	(4.2)	1.1	(0.8)
Change in foreign currency translation	49.4	73.0	(173.4)
Net change in other (See Note 11)	0.5	1.3	(1.2)
Comprehensive income (loss)	$161.1	$432.8	$(209.3)

See notes to the consolidated financial statements.

White Mountains Re Group, Ltd.

Consolidated Statements of  Shareholders’ Equity

	Shareholders’ Equity
		Common/		Accum. other
	Total	preference		comprehensive
	shareholders’	shares and	Retained	income (loss),	Noncontrolling
Millions	equity	paid-in surplus	earnings	after-tax	interests
Balances at December 31, 2007	$2,473.0	$2,017.6	$329.9	$125.5	$74.4
Cumulative effect adjustment (FAS 159)	—	—	15.2	(15.2)	—
Net income before dividends on preference shares	(15.1)	—	(15.1)	—	(5.7)
Net change in unrealized investment losses from investments in unconsolidated affiliates	(0.8)	—	—	(0.8)	—
Net change in foreign currency translation	(173.4)	—	—	(173.4)	—
Dividends declared on common shares	(100.0)	—	(100.0)	—	—
Dividends declared on preference shares	(18.8)	—	(18.8)	—	—
Dividends/distributions to noncontrolling interests	—	—	—	—	(32.2)
Contributions from noncontrolling interests	—	—	—	—	24.1
Premium on purchase of OneBeacon shares	(6.9)	(6.9)	—	—	—
Net change in interest rate swap	(0.2)	—	—	(0.2)	—
Equity in net change in OneBeacon pension liability (See Note 11)	(1.0)	—	—	(1.0)	—
Balances at December 31, 2008	2,156.8	2,010.7	211.2	(65.1)	60.6
Net income before dividends on preference shares	376.2	—	376.2	—	5.0
Net change in unrealized investment gains from investments in unconsolidated affiliates	1.1	—	—	1.1	—
Net change in foreign currency translation	73.0	—	—	73.0	—
Dividends declared on common shares	(183.1)	—	(183.1)	—	—
Dividends declared on preference shares	(18.8)	—	(18.8)	—	—
Dividends/distributions to noncontrolling interests	—	—	—	—	(3.6)
Return of capital	(350.0)	(350.0)	—	—	—
Contributions from noncontrolling interests	—	—	—	—	0.4
Net change in interest rate swap	0.6	—	—	0.6	—
Equity in net change in OneBeacon pension liability (See Note 11)	0.7	—	—	0.7	—
Balances at December 31, 2009	2,056.5	1,660.7	385.5	10.3	62.4
Cumulative effect adjustment - ASU 2009-17	(0.4)	—	(0.4)	—	—
Net income before dividends on preference shares	134.2	—	134.2	—	3.2
Net change in unrealized investment losses from investments in unconsolidated affiliates	(4.2)	—	—	(4.2)	—
Net change in foreign currency translation	49.4	—	—	49.4	—
Dividends declared on common shares	(88.0)	—	(88.0)	—	—
Dividends declared on preference shares	(18.8)	—	(18.8)	—	—
Dividends/distributions to noncontrolling interests	—	—	—	—	(2.2)
Return of capital	(150.0)	(150.0)	—	—	—
Contributions from noncontrolling interests	—	—	—	—	(22.8)
Premium on purchase of Symetra common shares	59.6	25.5	—	34.1	—
Tax basis change due to purchase of Symetra common shares	(10.4)	(4.4)	—	(6.0)	—
Net change in interest rate swap	0.2	—	—	0.2	—
Equity in net change in OneBeacon pension liability (See Note 11)	0.3	—	—	0.3	—
Balances at December 31, 2010	$2,028.4	$1,531.8	$412.5	$84.1	$40.6

See notes to the consolidated financial statements.

White Mountains Re Group, Ltd.

Consolidated Statements of Cash Flows

	Year Ended December 31,
Millions	2010	2009	2008
Cash flows from operations:
Net income (loss)	$137.4	$381.2	$(20.8)
Charges (credits) to reconcile net income (loss) to net cash provided from operations:
Net realized and unrealized investment losses (gains)	7.3	(118.2)	307.5
Realized gains on sale of consolidated subsidiaries	—	—	(12.3)
Excess of fair value of acquired net assets over cost (See Note 2)	(12.8)	—	(4.2)
Undistributed equity in earnings (losses) of unconsolidated affiliates, after-tax	4.3	(15.5)	21.5
Other operating items:
Net change in loss and LAE reserves	(141.1)	(344.3)	(40.9)
Net change in reinsurance recoverable	36.4	(9.9)	112.2
Net change in funds held by ceding companies	53.6	59.6	10.0
Net change in unearned reinsurance premiums	(43.3)	(79.0)	(20.7)
Net change in reinsurance premiums receivable	(6.7)	48.5	(27.4)
Net change in deferred acquisition costs	4.6	18.9	28.6
Net change in funds held under reinsurance treaties	(16.5)	14.5	(17.9)
Net change in current and deferred income taxes, net	(8.4)	94.8	(249.3)
Net change in other assets and liabilities, net	5.4	(29.9)	64.1
Net cash provided from operations	20.2	20.7	150.4
Cash flows from investing activities:
Net change in short-term investments	714.2	(129.2)	(242.7)
Sales of fixed maturities and convertible fixed maturity investments	1,678.7	1,391.7	2,174.7
Maturities, calls and paydowns of fixed maturity and convertible fixed maturity investments	638.7	706.5	697.7
Sales of common equity securities	127.6	86.1	380.7
Distributions and redemptions of other long-term investments	99.8	49.8	61.0
Sales of consolidated subsidiaries and unconsolidated affiliates, net of cash sold	21.8	—	(0.3)
Contributions to other long-term investments	(61.8)	(17.6)	(97.4)
Purchases of common equity securities	(146.3)	(52.6)	(213.5)
Purchases of fixed maturities and convertible fixed maturity investments	(2,849.5)	(1,610.6)	(2,396.2)
Purchases of consolidated and unconsolidated affiliates, net of cash acquired	(61.2)	—	(396.8)
Net change in unsettled investment purchases and sales	(22.7)	26.5	40.7
Other, net	2.8	(1.0)	(1.0)
Net cash provided from investing activities	142.1	449.6	6.9
Cash flows from financing activities:
Cash dividends paid on common shares	(88.0)	(130.0)	(100.0)
Cash dividends paid on preference shares	(18.8)	(18.8)	(18.8)
Return of capital	(74.0)	(350.0)	(6.9)
Net cash used for financing activities	(180.8)	(498.8)	(125.7)
Effect of exchange rate changes on cash	8.1	6.8	(7.7)
Net (decrease) increase in cash during year	(10.4)	(21.7)	23.9
Cash balance at beginning of year	73.6	95.3	71.4
Cash balance at end of year	$63.2	$73.6	$95.3
Supplemental cash flow information:
Non-cash financing activities:
Dividend of other assets on common shares	$—	$(53.1)	$—
Return of capital of invested assets	$(76.0)	$—	$—
Contribution of Symetra common shares	$21.1	$—	$—

See notes to the consolidated financial statements.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. Summary of Significant Accounting Policies

Basis of presentation

The accompanying consolidated financial statements include the accounts of White Mountains Re Group, Ltd. (“the “Company”) and its subsidiaries (collectively with the Company, “White Mountains Re”) and have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company is a subsidiary of White Mountains Insurance Group, Ltd. (“White Mountains” or the “Parent”). White Mountains’ shares are listed on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol “WTM”. The Company is an exempted Bermuda limited liability company whose wholly-owned subsidiaries provide insurance and reinsurance on a worldwide basis.  White Mountains Re provides insurance and reinsurance products for property, accident and health, aviation and space, trade credit, marine, casualty, agriculture and certain other exposures on a worldwide basis through its subsidiaries, Sirius International Insurance Corporation (“WMRe Sirius”) and White Mountains Reinsurance Company of America (“WMRe America”, formerly known as Folksamerica Reinsurance Company). In addition, WMRe Sirius and WMRe America participate in a quota share reinsurance arrangement with Esurance Insurance Company (“Esurance”), a wholly-owned subsidiary of White Mountains (see Note 14). White Mountains Re also specializes in the acquisition and management of run-off insurance and reinsurance companies both in the United States and internationally through White Mountains Re Solutions, Ltd.  White Mountains Re also includes Scandinavian Reinsurance Company, Ltd. (“Scandinavian Re”), which is in run-off, Central National Insurance Company of Omaha (“Central National”), which was acquired during the first quarter of 2010 and is in run-off (See Note 2), and the consolidated results of the Tuckerman Capital II, LP fund (“Tuckerman Fund II”) prior to January 1, 2010 (see Recently Adopted Changes in Accounting Principles).

In September 2009, White Mountains Re reorganized its reinsurance operations by transferring the in-force business of White Mountains Re Bermuda Ltd. (“WMRe Bermuda”) to WMRe Sirius, which in turn, established a branch office in Bermuda to maintain the group’s presence in the Bermuda market.

WMRe Sirius is a reinsurance company that is domiciled in Sweden with its home office in Stockholm, Sweden; and branch offices in London, United Kingdom; Zurich, Switzerland; Singapore; Liege, Belgium; Copenhagen, Denmark; Hamburg, Germany; and Bermuda.

WMRe America is a reinsurance company domiciled in the state of New York with offices in New York, New York; Danbury, Connecticut; Miami, Florida; and Toronto, Ontario.

White Mountains Re Solutions, Ltd., with offices in Glastonbury, Connecticut, was formed in 2000, and is comprised of financial, actuarial and claims professionals experienced in the management and resolution of complex insurance liabilities as well as the structuring of transactions designed to enable owners to exit an insurance business and extract trapped capital.

Scandinavian Re is a multi-line reinsurance company that was acquired in 2004 along with WMRe Sirius and has been in run-off since 2002.

Central National, which was acquired during the first quarter of 2010, is in run-off (See Note 2).

White Mountains Re purchased Tuckerman Fund II from White Mountains effective June 30, 2008. Tuckerman Fund II is consolidated in White Mountains Re’s financial results for all periods subsequent to its purchase through the year ended 2009. Effective January 1, 2010, White Mountains Re deconsolidated its investment in Tuckerman Fund II (See Note 12). See Recently Adopted Changes in Accounting Principles.

Galileo Weather Risks Advisors Limited, Galileo Weather Risk Management Ltd., and Galileo Weather Risk Management Advisors LLC (collectively, “Galileo”) were White Mountains Re’s weather risk management businesses. During the second quarter of 2009, White Mountains Re sold Galileo to its management for nominal consideration (See Note 2). The outstanding weather derivative contracts were retained by White Mountains Re

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

through two new subsidiaries:  Stratos Weather Risk Bermuda Ltd. and Stratos Weather Risks LLC (collectively, “Stratos”).  Effective December 2009, White Mountains Re entered into an agreement to novate the remaining outstanding weather derivative contracts to an unrelated third party.

Through October 2008, Commercial Casualty Insurance Company (“CCIC”) was a wholly-owned subsidiary of White Mountains Holding Company, Inc. (“WM Holdings”), the parent company of WMRe America. CCIC is a California domiciled insurance company that was acquired in 2004 and subsequently placed into voluntary run-off. During 2008, White Mountains Re sold its investment in CCIC as a part of the Berkshire Exchange (See Note 2).

As of December 31, 2010, White Mountains Re had two investments in unconsolidated affiliates. White Mountains Re holds investments in OneBeacon Insurance Group, Ltd. (“OneBeacon”), a majority-owned subsidiary of White Mountains, which owns 76.0% of OneBeacon’s outstanding common shares at December 31, 2010. OneBeacon is publicly traded on the New York Stock Exchange under the symbol “OB.” White Mountains Re also holds investments in common shares and warrants to purchase common shares of Symetra Financial Corporation (“Symetra”). Symetra is publicly traded on the New York Stock Exchange under the symbol “SYA.” In 2010, White Mountains Re sold its investment in Lightyear Delos Acquisition Corporation (“Delos”) (See Note 11).

All significant intercompany transactions have been eliminated in consolidation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts in the prior period financial statements have been reclassified to conform to the current presentation.

Marketing and Distribution

Virtually all non-affiliated assumed reinsurance is obtained through reinsurance intermediaries. During the years ended December 31, 2010, 2009, and 2008, White Mountains Re received approximately 64%, 60% and 48% of its non-affiliated gross reinsurance written premiums from three major, third-party reinsurance intermediaries as follows:

Gross written premium by intermediary	2010	2009	2008
AON Re/Benfield(1)	35%	37%	30%
Guy Carpenter	19	16	12
Willis Re	10	7	6
Total	64%	60%	48%

(1)  AON Re acquired Benfield during 2008

During the years ended December 31, 2010, 2009, and 2008, White Mountains Re received no more than 10% of its gross reinsurance premiums from any individual ceding company (excluding amounts assumed from subsidiaries of Esurance — See Note 14).

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Geographic Concentration

The following table shows White Mountains Re’s net written premiums by geographic region for the years ended December 31, 2010, 2009, and 2008:

Geographic region	Year Ended December 31,
Millions	2010	2009	2008
United States	$834.5	$1,082.4	$1,244.3
Europe	284.7	265.5	303.3
Canada, the Caribbean, Bermuda and Latin America	102.8	40.3	5.4
Asia and Other	79.4	57.3	54.2
Total	$1,301.4	$1,445.5	$1,607.2

White Mountains Re conducts a significant portion of its business outside of the United States. As a result, a significant portion of White Mountains Re’s assets, liabilities, revenues and expenses are denominated in currencies other than the U.S. dollar and are therefore subject to foreign currency risk. White Mountains Re’s foreign currency risk cannot be eliminated entirely and significant changes in foreign exchange rates may adversely affect White Mountains Re’s results of operations and financial condition. Foreign currency exchange rate risk is the risk that White Mountains Re will incur losses on a U.S. dollar basis due to adverse changes in foreign currency exchange rates.

Recently Adopted Changes in Accounting Principles

Accounting Standards Codification

On June 29, 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”) 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“FAS 168”), which establishes the FASB Accounting Standards Codification (“Codification” or Accounting Standards Codification (“ASC”)) as the source of authoritative accounting principles to be applied in the preparation of financial statements in conformity with GAAP. FAS 168 (ASC 105-10) is effective for interim and annual periods ending after September 15, 2009. All existing non-SEC accounting and reporting standards were superseded by the Codification. White Mountains Re adopted the Codification for the year ended December 31, 2009. Adoption did not have any effect on White Mountains Re’s accounting policies or financial statement presentation. However, because the Codification changes the basis for reference to authoritative GAAP guidance, White Mountains Re’s footnote disclosures that reference such guidance reflect references to the Codification. New accounting guidance is now issued by the FASB in the form of Accounting Standard Updates (“ASUs”). New guidance that became effective in 2009 prior to the adoption of Codification has been described below using the original FASB Statement reference with a parenthetical reference to the principal Codification section into which the Statement has been incorporated.

Transfers of Financial Assets and Amendments to FIN 46R

On June 12, 2009, the FASB issued ASU 2009-16, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140 (included in ASC 860) and ASU 2009-17, Amendments to FIN46(R)(included in ASC 810). Both ASU 2009-16 and ASU 2009-17 became effective as of the beginning of the first annual reporting period that began after November 15, 2009. White Mountains Re adopted the new guidance on January 1, 2010.

ASU 2009-16 eliminates the concept of a qualifying special-purpose entity (“QSPE”). Under the new guidance, the appropriateness of de-recognition of assets held by an entity formerly considered QSPE is evaluated based on whether or not the transferor has surrendered control of the transferred assets. The evaluation must consider any continuing involvement by the transferor. White Mountains Re did not have any entities that were considered a QSPE under guidance prior to the amendments to ASC 860 and there was no effect resulting from adoption.

ASU 2009-17 amends ASC 810-10 to clarify the application of consolidation accounting for entities for which the controlling financial interest might not be solely indentified through voting rights.  Under the new guidance a

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

variable interest represents a controlling financial interest in a variable interest entity (“VIE”) when it has both of the following:  (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. A reporting entity must assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining if it has the power to direct the activities of the VIE that most significantly affect the entity’s economic performance. ASC 810-10 as amended requires ongoing reassessments of whether a reporting entity is the primary beneficiary of a VIE. Upon adoption, White Mountains Re determined that its ownership interest in Tuckerman Fund II did not meet the criteria for consolidation under the revised guidance for variable interest entities and, accordingly, effective January 1, 2010, White Mountains Re deconsolidated its investment in Tuckerman Fund II. Upon deconsolidation, White Mountains Re made the fair value election for its investment in Tuckerman Fund II and recognized an adjustment to decrease opening retained earnings of $0.4 million.

Disclosures about Fair Value Measurements

White Mountains Re adopted ASU 2010-06, Improving Disclosures about Fair Value Measurements (included in ASC 820-10), effective January 1, 2010. The ASU clarifies existing disclosure requirements for fair value measurements and requires the disclosure of (1) the amounts and nature of transfers in and out of Level 1 and Level 2 measurements; (2) purchase, sale, issuance and settlement activity for Level 3 measurements presented on a gross rather than a net basis; (3) fair value measurements by Level presented on a more disaggregated basis, by asset or liability class; and (4) more detailed disclosures about inputs and valuation techniques for Level 2 and Level 3 measurements for interim and annual reporting periods. White Mountains Re has expanded its fair value disclosures to meet the requirements of the ASU effective for the year ended December 31, 2010 (see Note 5).

Alternative Investments

Effective December 31, 2009, White Mountains Re adopted ASU 2009-12, Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent). Alternative investments include ownership interests in hedge funds and private equity funds, which White Mountains Re includes in other long-term investments. Under the ASU, the fair value of an alternative investment may be estimated based on net asset value per share (“NAV”) as reported by the investee, subject to certain requirements. The investee must calculate its NAV in accordance with the measurement principles of ASC Topic 946 (“US GAAP for Investment Companies”), meaning that the investee’s underlying investments have been measured at fair value. In addition, in circumstances where the investor intends to sell the investment for an amount that differs from the NAV, NAV may not be used to estimate fair value. The ASU also expands required disclosures, including the amount of unfunded commitments, a description of the terms and conditions upon which the investor may redeem investments, the circumstances in which an otherwise redeemable investment might not be redeemable (for instance, investment subject to a lockup period) as well as an estimate of when the restriction will lapse and, in circumstances where the investment cannot be redeemed but the investor receives distributions through the liquidation of the underlying assets, an estimate of the period of time over which the underlying assets are expected to be liquidated. Adoption did not have a material effect on White Mountains Re’s financial position, results of operations or cash flows.

Measuring Liabilities at Fair Value

Effective December 31, 2009, White Mountains Re adopted ASU 2009-05, Measuring Liabilities at Fair Value (included in ASC 820-10). The ASU provides additional guidance for circumstances where a quoted price in an active market for an identical liability is not available. The ASU permits use of the quoted price for an identical liability when traded as an asset or quoted prices for similar liabilities when traded as an asset. The ASU also notes that valuation techniques consistent with the fair value principles of ASC 820-10 may be used, including a present value technique or market approach based on the amount that the reporting entity would pay to transfer the identical liability or would receive to enter into an identical liability at the measurement date.

White Mountains Re measures its variable annuity guarantee liabilities at fair value. There is no active market for these liabilities and, accordingly, White Mountains Re uses a valuation technique that incorporates actuarial and capital market assumptions related to the projected cash flows over the term of the contracts. Some of the assumptions are based on observable market data, such as those related to capital markets inputs, and some are based on inputs not readily observable, such as mortality, surrender and lapse rates. Where observable inputs are available, White Mountains Re uses the most current inputs available.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Adoption of ASU 2009-05 did not have a material effect on White Mountains Re’s financial position, results of operations, cash flows, or measurement of the fair value of its variable annuity guarantee liability.

Subsequent Events

On May 28, 2009, the FASB issued FAS No. 165, Subsequent Events (“FAS 165”). FAS 165 (included in ASC 855-10) defines the period after the balance sheet date during which a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which a reporting entity should recognize events or transaction occurring after the balance sheet date and the disclosures required for events or transactions that occurred after the balance sheet date. Subsequent events that provide additional evidence about conditions that existed at the balance sheet date are to be recognized in the financial statements. Subsequent events that are conditions that arose after the balance sheet date but prior to the issuance of the financial statements are not recognized in the financial statements, but should be disclosed if failure to do so would render the financial statements misleading. FAS165 requires disclosure of the date through which subsequent events have been evaluated. For subsequent events not recognized, disclosures should include a description of the nature of the event and either an estimate of its financial effect or a statement that such an estimate cannot be made. White Mountains Re adopted FAS 165 effective June 30, 2009. Adoption did not affect the recognition or disclosure of subsequent events. White Mountains Re evaluates subsequent events up to the date of this report.

Other-Than-Temporary Impairments

On January 1, 2009, White Mountains Re adopted FASB Staff Position (“FSP”) FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (included in ASC 320-10), which amends the guidance for other-than temporary impairments for debt securities classified as held-to-maturity (“HTM”) or available-for-sale (“AFS”). FSP FAS 115-2 and FAS 124-2 requires that, when evaluating whether an impairment of a debt security is other than temporary, the reporting entity is to assess whether it has the intent to sell the security or if it is more likely than not that it will be required to sell the security before the recovery of its amortized cost basis. In addition, if the present value of cash flows expected to be collected is less than the amortized cost of the security, a credit loss is deemed to exist and the security is considered to be other than temporarily impaired. The portion of the impairment loss related to a credit loss is to be recognized in earnings. The portion of the impairment loss related to factors other than credit loss is recognized as an unrealized loss.

White Mountains Re has made the fair value election for its investments in debt securities and, accordingly, all changes in the fair value of its debt securities are recognized in earnings regardless of whether such changes in fair value represent a temporary or other than temporary decline in value. As a result, adoption of FSP FAS 115-2 and FAS 124-2 did not impact White Mountains Re’s method of accounting for its portfolio of investment securities.

Determining Fair Values in an Inactive Market and Distressed Transactions

On January 1, 2009, White Mountains Re adopted FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP 157-4”). FSP 157-4 (included in ASC 820-10-65) outlines factors to be considered by a reporting entity in determining whether a market for an asset or liability is active.  In circumstances where the reporting entity concludes that there has been a significant decrease in the volume of market activity for an asset or liability as compared to normal market activity, transactions or quoted prices may not reflect fair value. In such circumstances, FSP 157-4 requires analysis of the transactions or quoted prices and, where appropriate, adjustment to market inputs to estimate fair value. In addition, FSP 157-4 requires interim disclosures to include a description of the inputs and valuation techniques used to estimate fair value and a discussion of changes during the period. Adoption of FSP 157-4 did not have a material effect on the White Mountains Re’s financial position, results of operations, or cash flow statement.

Business Combinations and Noncontrolling Interests

On January 1, 2009, White Mountains Re adopted FAS No. 141 (Revised 2007), Business Combinations — A Replacement of FASB Statement No. 141 (“FAS 141R”) (included in ASC 805-10) and FAS No. 160, Noncontrolling Interests-an amendment to ARB 51 (“FAS 160”) (included in ASC 810-10-65).

FAS 141R requires an acquiring company to recognize the fair value of all assets acquired and liabilities assumed at their fair values at the acquisition date, with certain exceptions. This represents a basic change in

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Notes to the Consolidated Financial Statements

approach from the cost allocation method originally described in FAS 141, Business Combinations (“FAS 141”). In addition, FAS 141R changes the accounting for “step” acquisitions since it requires recognition of all assets acquired and liabilities assumed, regardless of the acquirer’s percentage of ownership in the acquired company. This means that the acquirer will measure and recognize all of the assets, liabilities and goodwill, not just the acquirer’s share. Changes subsequent to the acquisition date in the amount of deferred tax valuation allowances and income tax uncertainties arising from a business combination are generally recognized in income.  Prior to adoption such changes were recognized through goodwill. FAS 141R applies prospectively to business combinations effective January 1, 2009. There was no effect on White Mountains Re’s financial position, results of operations or cash flows upon adoption.

FAS 160 requires all companies to account for noncontrolling interests (formerly referred to as “minority interests”)  in subsidiaries as equity, clearly identified and presented separately from White Mountains Re’s equity. Once a controlling interest has been acquired, any subsequent acquisitions or dispositions of noncontrolling interests that do not result in a change of control are accounted for as equity transactions. Assets and liabilities acquired are measured at fair value only once, at the original acquisition date (i.e., the date at which the acquirer gained control). The recognition and measurement requirements of FAS 160 are applicable prospectively upon adoption; the presentation and disclosure requirements must be retrospectively applied. Accordingly, upon adoption of FAS 160, White Mountains Re changed the presentation of its financial statements for prior periods to conform to the required presentation, as follows:  noncontrolling interests are now presented on the balance sheets within equity, separate from White Mountains Re’s common shareholders’ equity; the portion of net income, extraordinary items and comprehensive income attributable to White Mountains Re’s common shareholders and the noncontrolling interests are presented separately on the consolidated statements of operations and comprehensive income; and the consolidated statements of shareholders’ equity includes a reconciliation of the noncontrolling interests at the beginning and end of each reporting period.

Fair Value Measurements

On January 1, 2008, White Mountains Re adopted FAS No. 157, Fair Value Measurements (“FAS 157”) (included in ASC 820-10). FAS 157 provides a revised definition of fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value information. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price) at the measurement date. The Statement establishes a fair value hierarchy that distinguishes between inputs based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (“unobservable inputs”). The fair value hierarchy prioritizes fair value measurements into three levels based on the nature of the inputs. Quoted prices in active markets for identical assets or liabilities have the highest priority (“Level 1”), followed by prices determined based on observable inputs including prices for similar but not identical assets or liabilities (“Level 2”) and followed by prices based on assumptions that include significant unobservable inputs, having the lowest priority (“Level 3”).

White Mountains Re carries certain financial instruments at fair value with changes therein recognized in earnings. Assets and liabilities carried at fair value include substantially all of the investment portfolio and reinsurance assumed liabilities associated with variable annuity benefit guarantees. Valuation of assets and liabilities measured at fair value require management to make estimates and apply judgment to matters that may carry a significant degree of uncertainty. In determining its estimates of fair value, White Mountains Re uses a variety of valuation approaches and inputs. Whenever possible, White Mountains Re estimates fair value using valuation methods that maximize the use of observable prices and other inputs. Where appropriate, assets and liabilities measured at fair value have been adjusted for the effect of counterparty credit risk.

White Mountains Re’s invested assets measured at fair value include fixed maturity securities, convertible fixed maturity securities, common and preferred equity securities and other long-term investments, which include interests in hedge funds and private equity funds.

Where available, the estimated fair value of investments is based upon quoted prices in active markets. In circumstances where quoted prices are unavailable, White Mountains Re uses fair value estimates based upon other observable inputs including matrix pricing, benchmark interest rates, market comparables, and other relevant inputs. Where observable inputs are not available, the estimated fair value is based upon internal pricing models using

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Notes to the Consolidated Financial Statements

assumptions that include inputs that may not be observable in the marketplace but which reflect management’s best judgment given the circumstances and consistent with what other market participants would use when pricing such instruments.

White Mountains Re’s process to validate the market prices obtained from outside pricing sources include, but are not limited to, periodic evaluation of model pricing methodologies and monthly analytical reviews of certain prices. White Mountains Re also periodically performs back-testing of selected sales activity to determine whether there are any significant differences between the market price used to value the security prior to sale and the actual sale price.

Fair Value Option

On January 1, 2008, White Mountains Re adopted FAS 159 The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”), (included in ASC 825-10), which allows companies to make an election on an individual instrument basis to report financial assets and liabilities at fair value. The election must be made at the inception of a transaction and may not be reversed. The election may also be made for existing financial assets and liabilities at the time of adoption. White Mountains Re made the fair value election for its portfolio of available for sale (“AFS”) securities which were reclassified to trading upon adoption, its investments in convertible fixed maturities, its investments in investment partnerships and for its assumed variable annuity Guaranteed Minimum Death Benefits (“GMDB”) liabilities. Changes in the fair value of financial assets and liabilities for which the fair value election has been made are reported pre-tax in revenues.

Upon adoption, White Mountains Re recorded an adjustment to increase opening retained earnings and decrease accumulated other comprehensive income by $15.2 million to reclassify net unrealized gains and net unrealized foreign currency translation gains related to AFS securities and investments in limited partnerships and limited liability corporations.

White Mountains Re believes that making the election for its portfolio of investment securities and investments in hedge funds and private equity funds will result in reporting its investment results on a basis consistent with one of its operating principles, namely to manage investments for total return.

Significant Accounting Policies

Investment securities

At December 31, 2010, White Mountains Re’s invested assets were comprised of securities and other investments held for general investment purposes. White Mountains Re’s portfolio of fixed maturity investments and common equity securities held for general investment purposes were classified as AFS for the year ended December 31, 2007. Effective January 1, 2008, upon adoption of FAS 159, the portfolio of fixed maturity investments and common equity securities held for general investment purposes were reclassified as trading.  See Recently Adopted Changes in Accounting Principles section of Note 1 for further discussion. AFS and trading securities are reported at fair value as of the balance sheet date.  Net unrealized investment gains and losses on AFS securities were reported net, after-tax, as a separate component of shareholders’ equity with changes therein, net of the effect of adjustments for noncontrolling interest and taxes, reported as a component of other comprehensive income. Changes in unrealized gains and losses on trading securities are reported, pre-tax, in revenues. Realized investment gains and losses on AFS and trading securities are accounted for using the specific identification method and are reported pre-tax in revenues. Premiums and discounts on all fixed maturity investments are accreted to income over the anticipated life of the investment.

White Mountains Re’s invested assets measured at fair value include fixed maturity securities, common and preferred equity securities, convertible fixed maturity securities and other long-term investments, such as interests in hedge funds and private equity funds. In determining its estimates of fair value, White Mountains Re uses a variety of valuation approaches and inputs. Whenever possible, White Mountains Re estimates fair value using valuation methods that maximize the use of quoted prices and other observable inputs.

As of December 31, 2010 and 2009, approximately 95% and 93% of the investment portfolio recorded at fair value was priced based upon quoted market prices or other observable inputs. Investments valued using Level 1

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

inputs include fixed maturities, primarily investments in U.S. Treasuries, common equities and short-term investments, which include U.S. Treasury Bills. Investments valued using Level 2 inputs comprise fixed maturities including corporate debt, state and other governmental debt, convertible fixed maturity securities and mortgage and asset-backed securities. Fair value estimates for investments that trade infrequently and have few or no observable market prices are classified as Level 3 measurements. Level 3 fair value estimates based upon unobservable inputs include White Mountains Re’s investments in hedge funds and private equity funds, as well as investments in debt securities, including certain asset-backed securities, where quoted market prices are unavailable. White Mountains Re uses brokers and outside pricing services to assist in determining fair values. White Mountains Re’s process to validate the market prices obtained from the outside pricing sources includes, but is not limited to, periodic evaluation of model pricing methodologies and monthly analytical reviews of certain prices. White Mountains Re also periodically performs back-testing of selected sales activity to determine whether there are any significant differences between the market price used to value the security prior to sale and the actual sale price.

White Mountains Re’s investments in debt securities, including asset-backed securities, are generally valued using matrix and other pricing models. Key inputs include benchmark yields, benchmark securities, reported trades, issuer spreads, bids, offers, credit ratings and prepayment speeds.  Income on mortgage-backed and asset-backed securities is recognized using an effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the estimated economic life is recalculated and the remaining unamortized premium or discount is amortized prospectively over the remaining economic life.

Investment securities are regularly reviewed for impairment based on criteria that include the extent to which cost exceeds market value, the duration of the market decline, the financial health of and specific prospects for the issuer and the ability and intent to hold the investment to recovery. Investment losses that are other than temporary are recognized in earnings.

Short-term investments consist of money market funds, certificates of deposit and other securities which, at the time of purchase, mature or become available for use within one year.  Short-term investments are carried at amortized cost, which approximated fair value as of December 31, 2010 and December 31, 2009.

Other long-term investments

White Mountains Re’s other long-term investments are comprised primarily of hedge funds and private equity funds. Prior to January 1, 2008, changes in White Mountains Re’s interest in hedge funds and private equities accounted for using the equity method were included in net realized investment gains and losses and changes in White Mountains Re’s interest in hedge funds and private equities not accounted for under the equity method were reported, after-tax, as a component of shareholders’ equity, with changes therein reported as a component of other comprehensive income. Effective January 1, 2008, in connection with its adoption of FAS 159 (See Recently Adopted Changes in Accounting Principles section of Note 1 for further discussion) White Mountains Re made the fair value election for most of its investments in hedge funds and private equity interests. For the hedge fund and private equity investments for which White Mountains Re has made the fair value election, changes in fair value are reported in revenues as unrealized gains on a pre-tax basis. For those hedge fund and private equity investments for which White Mountains Re has not made the fair value election, White Mountains Re continues to account for its interests under the equity method.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Securities lending

During 2009, White Mountains Re exited its securities lending program. White Mountains Re had participated in securities lending as a mechanism for generating additional investment income. Under the security lending arrangements, certain securities that White Mountains Re owned were loaned to other institutions for short periods of time through a lending agent. White Mountains Re retained the earnings and cash flows associated with the loaned securities and received a fee from the borrower for the temporary use of the asset. The security lending counterparty was required to provide collateral for the loaned securities, which was then invested by the lending agent. The collateral was required at a rate of 102% of the fair value of the loaned securities.  For White Mountains Re’s program, the collateral was fully controlled by the lending agent and could not be sold or re-pledged.  The fair value of the securities lending collateral was recorded as both an asset and as a liability; however, other than in the event of a default by the borrower, the collateral was not available to White Mountains Re and would have been remitted to the borrower by the lending agent upon return of the loaned securities. Because of these restrictions, White Mountains Re considered the securities lending activities to be non-cash transactions.

As of December 31, 2009, all loaned securities under the White Mountains Re program had been returned to White Mountains Re and all collateral held by White Mountains Re had been returned to borrowers.

Warrants

White Mountains Re holds warrants to acquire common shares of Symetra. White Mountains Re also holds warrants that it has received in the restructuring (e.g., securities received from bankruptcy proceedings) of certain of its common equity and/or fixed maturity investments. The Symetra warrants held by White Mountains Re are entitled to dividends declared to common shareholders. White Mountains Re accounts for its investments in warrants as derivatives.

White Mountains Re uses a Black Scholes valuation model to determine the fair value of the Symetra warrants. The major assumptions used in valuing the Symetra warrants at December 31, 2010 were a risk-free rate of 1.29%, volatility of 25%, an expected life of 3.58 years, a strike price of $11.49 per share and a share price of $13.70 per share.

Symetra’s warrants are not publicly traded. Accordingly, the fair value measurement of the warrants is based on observable and unobservable inputs.  Due to an insufficient history of Symetra’s volatility, it is classified as a Level 3 measurement.

Interest rate lock

In anticipation of the issuance of the Company’s Senior Notes (the “WMRe Senior Notes”), White Mountains Re entered into an interest rate lock agreement to hedge its interest rate exposure from the date of the agreement until the pricing of the WMRe Senior Notes. The agreement was terminated on March 15, 2007 and the resulting loss of $2.4 million was recorded in accumulated other comprehensive income. The loss is being reclassified from accumulated other comprehensive income to interest expense over the life of the WMRe Senior Notes using the interest method. See Note 6.

Derivatives—Variable annuity reinsurance

WMRe Sirius has entered into an agreement to reinsure death and living benefit guarantees associated with certain variable annuities in Japan. The accounting for benefit guarantees differs depending on whether or not the guarantee is classified as a derivative or an insurance liability.

Guaranteed minimum accumulation benefits (“GMABs”) are paid to an annuitant for any shortfall between accumulated account value at the end of the accumulation period and the annuitant’s total deposit, less any withdrawal payments made to the annuitant during the accumulation period. GMABs meet the definition of a derivative for accounting purposes. Therefore, GMABs are carried at fair value, with changes thereon recognized in income in the period of the change. The liability for the reinsured GMAB contracts has been determined using internal valuation models that use assumptions for interest rates, equity markets, foreign exchange rates and market volatilities at the valuation date, as well as annuitant-related actuarial assumptions, including surrender and mortality rates.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

If an annuitant dies during the accumulation period of an annuity contract, GMDBs are paid to the annuitant’s beneficiary for shortfalls between accumulated account value at the time of an annuitant’s death and the annuitant’s total deposit, less any living benefit payments or withdrawal payments previously made to the annuitant. The life insurance liability for the reinsured GMDB contracts is calculated based on investment returns, mortality, surrender rates and other assumptions and is recognized over the contract period. Effective January 1, 2008, upon adoption of FAS 159, White Mountains Re elected to measure its GMDB liabilities at fair value.

The valuation of these liabilities involves significant judgment and is subject to change based upon changes in capital market assumptions and emerging surrender and mortality experience of the underlying contracts in force.

Concurrent with the agreement to reinsure death and living benefit guarantees associated with certain variable annuities in Japan, WMRe Sirius entered into an agreement with White Mountains Life Reinsurance (Bermuda) Ltd. (“WM Life Re”), a wholly-owned subsidiary of White Mountains, whereby 100% of the liability of White Mountains Re is retroceded to WM Life Re. As of December 31, 2010, annuity contracts mature within 5 years on average (with a maximum of 5½ years and a minimum of 4½ years remaining).

Under the terms of its reinsurance contracts, WMRe Sirius is required to maintain or cause an affiliate to maintain eligible assets (generally cash, short-term investments and derivative contracts such as options and futures) equal to the fair value of the liability, as defined in the reinsurance contract, for the benefit of the cedent. WM Life Re funded these eligible assets in 2010 and 2009.  Increases in the fair value of the liability in excess of the increase in value of the hedge assets, such as a decrease in surrender assumptions or underperformance of the hedging portfolio, must therefore be funded by White Mountains Re or an affiliate on a current basis. The actual amounts that must be paid to settle the contracts may not be known and generally will not become payable for a number of years.

WMRe Sirius had amounts due from WM Life Re in the amount of $610.2 million and $380.7 million at December 31, 2010 and 2009. White Mountains Re also has amounts due to the Japanese ceding company in regards to the variable annuities of $610.2 million and $380.7 million at December 31, 2010 and 2009. For the years ended December 31, 2010 and 2009, White Mountains Re recorded fee income of $0.4 million for both periods from WM Life Re.

Cash

Cash includes amounts on hand and demand deposits with banks and other financial institutions. Amounts presented in the statement of cash flows are shown net of balances acquired and sold in the purchase or sale of White Mountains Re’s consolidated subsidiaries and exclude changes in amounts of restricted cash (See Note 10).

Insurance and reinsurance

White Mountains Re accounts for insurance policies and reinsurance contracts that it writes in accordance with ASC 944. Premiums written are recognized as revenues and are earned ratably over the term of the related policy or reinsurance treaty. Unearned premiums represent the portion of premiums written that are applicable to future insurance or reinsurance coverage provided by policies or treaties in force.

Deferred acquisition costs represent commissions and brokerage expenses which are directly attributable to and vary with the production of business. These costs are deferred and amortized over the applicable premium recognition period as insurance and reinsurance acquisition expenses. Deferred acquisition costs are limited to the amount expected to be recovered from future earned premiums and anticipated investment income. This limitation is referred to as a premium deficiency. A premium deficiency is recognized if the sum of expected loss and loss adjustment expenses (“LAE”), expected dividends to policyholders, unamortized acquisition costs, and maintenance costs exceeds related unearned premiums and anticipated investment income. A premium deficiency is recognized by charging any unamortized acquisition costs to expense to the extent required in order to eliminate the deficiency. If the premium deficiency exceeds unamortized acquisition costs then a liability is accrued for the excess deficiency.

Losses and LAE are charged against income as incurred. Unpaid insurance losses and LAE are based on estimates (generally determined by claims adjusters, legal counsel and actuarial staff) of the ultimate costs of settling claims, including the effects of inflation and other societal and economic factors. Unpaid reinsurance losses and LAE are based primarily on reports received from ceding companies and actuarial projections. Unpaid loss and LAE

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Notes to the Consolidated Financial Statements

reserves represent management’s best estimate of ultimate losses and LAE, net of estimated salvage and subrogation recoveries, if applicable. Such estimates are regularly reviewed and updated and any adjustments resulting there from are reflected in current operations. The process of estimating loss and LAE involves a considerable degree of judgment by management and the ultimate amount of expense to be incurred could be considerably greater than or less than the amounts currently reflected in the financial statements.

In connection with purchase accounting for WMRe Sirius and Stockbridge Insurance Company (“Stockbridge”), a wholly-owned subsidiary of WMRe America until it was sold on November 1, 2007, after substantially all of its assets and liabilities were transferred to WMRe America through a Transfer and Assumption Agreement, White Mountains Re was required to adjust to fair value the loss and LAE reserves on WMRe Sirius’ acquired balance sheet by $58.1 million and on Stockbridge’s acquired balance sheet by $6.7 million. This fair value adjustment is being accreted through a statement of operations charge ratably with and over the period the claims are settled (See Note 3).

White Mountains Re enters into ceded reinsurance contracts from time to time to protect their businesses from losses due to concentration of risk, to manage their operating leverage ratios and to limit losses arising from catastrophic events. Such reinsurance contracts are executed through excess of loss treaties and catastrophe contracts under which the reinsurer indemnifies for a specified part or all of certain types of losses over stipulated amounts arising from any one occurrence or event. White Mountains Re has also entered into quota share treaties with reinsurers under which all risks meeting prescribed criteria are covered on a pro-rata basis. The amount of each risk ceded by White Mountains Re is subject to maximum limits which vary by line of business and type of coverage.

Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. The collectability of reinsurance recoverables is subject to the solvency of the reinsurers. White Mountains Re is selective in regard to its reinsurers, principally placing reinsurance with those reinsurers with a strong financial condition, industry ratings and underwriting ability. Management monitors the financial condition and ratings of its reinsurers on an ongoing basis.

Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to other companies are reported as a reduction of premiums written. Expense allowances received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly. Funds held by ceding companies represent amounts due to White Mountains Re in connection with certain assumed reinsurance agreements in which the ceding company retains a portion of the premium to provide security against future loss payments. The funds held by ceding companies are generally invested by the ceding company and a contractually agreed interest amount is credited to White Mountains Re and recognized as investment income. Funds held under reinsurance treaties represent contractual payments due to the reinsurer that White Mountains Re has retained to secure obligations of the reinsurer. Such amounts are recorded as liabilities in the consolidated financial statements.

Accruals for contingent commission liabilities are established for reinsurance contracts that provide for the stated commission percentage to increase or decrease based on the loss experience of the contract. Changes in the estimated liability for such arrangements are recorded as contingent commissions. Accruals for contingent commission liabilities are determined through the review of the contracts that have these adjustable features and are estimated based on expected loss and LAE.

Federal and foreign income taxes

The Company is domiciled in Bermuda but has subsidiaries domiciled in several countries, and is therefore subject to file consolidated tax returns in the United States, Sweden, Luxembourg, Gibraltar, and Bermuda. Income earned or losses generated by companies outside the United States are generally subject to an overall effective tax rate lower than that imposed by the United States.

Deferred tax assets and liabilities are recorded when a difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for tax purposes exists, and for other temporary differences. The deferred tax asset or liability is recorded based on tax rates expected to be in effect when the difference reverses. The deferred tax asset is recognized when it is more likely than not that it will be realized.

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Notes to the Consolidated Financial Statements

Foreign currency exchange

The U.S. dollar is the functional currency for all of White Mountains Re’s businesses except for WMRe Sirius, and the Canadian reinsurance operations of WMRe America.  White Mountains Re also invests in securities denominated in foreign currencies. Assets and liabilities recorded in foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Revenues and expenses are converted using the average exchange rates for the period. Net foreign exchange gains and losses arising from translation are generally reported in shareholders’ equity, in accumulated other comprehensive income or loss. As of December 31, 2010 and 2009, White Mountains Re had an unrealized foreign currency translation gains of $61.7 million and $12.2 million recorded on its consolidated balance sheet.

Assets and liabilities relating to foreign operations are translated into the functional currency using current exchange rates; revenues and expenses are translated into the functional currency using the weighted average exchange rate for the period.  The resulting exchange gains and losses are reported as a component of net income in the period in which they arise.

The following rates of exchange for the U.S. dollar have been used for the most significant operations:

Currency	Opening Rate 2010	Closing Rate 2010	Opening Rate 2009
Swedish kronor	7.1280	6.7030	7.7831
British pound	.6191	.6420	.6829
Canadian dollar	1.0485	.9981	1.2202

Noncontrolling Interests

Noncontrolling interests consist of the ownership interests of noncontrolling shareholders in consolidated subsidiaries, and are presented separately on the balance sheet. The portion of comprehensive income attributable to noncontrolling interests is presented net of related income taxes in the statement of operations and comprehensive income

Preference shares

On May 24, 2007, the Company issued 250,000 non-cumulative perpetual preference shares with a $1,000 per share liquidation preference (the “WMRe Preference Shares”). Proceeds of $245.7 million, net of $4.3 million of issuance costs and commissions, were received from the issuance. These shares were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. Holders of the WMRe Preference Shares receive dividends on a non-cumulative basis when and if declared by the Company. The holders of the WMRe Preference Shares have the right to elect two directors to the Company’s board in the event of non-payment of dividends for six quarterly dividend periods. The right ceases upon the payment of dividends for four quarterly periods or the redemption of the WMRe Preference Shares. In addition, the Company may not declare or pay dividends on its common shares (other than stock dividends and dividends paid for purposes of any employee benefit plans of the Company and its subsidiaries) unless it is current on its most recent dividend period. The dividend rate is fixed at an annual rate of 7.506% until June 30, 2017. After June 30, 2017, the dividend rate will be paid at a floating annual rate, equal to the greater of 3 month LIBOR plus 3.20% or 7.506%. The WMRe Preference Shares are redeemable solely at the discretion of the Company on or after June 30, 2017 at their liquidation preference of $1,000 per share, plus any declared but unpaid dividends. Prior to June 30, 2017, the Company may elect to redeem the WMRe Preference Shares at an amount equal to the greater of 1) the aggregate liquidation preference of the shares to be redeemed and 2) the sum of the present values of the aggregate liquidation preference of the shares to be redeemed and the remaining scheduled dividend payments on the shares to be redeemed (excluding June 30, 2017), discounted to the redemption date on a semi-annual basis at a rate equal to the rate on a comparable treasury issue, plus 45 basis points.

In the event of a liquidation of the Company, the holders of the WMRe Preference Shares would have preference over the common shareholders and would receive a distribution equal to the liquidation preference per share, subject to availability of funds.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Recent Accounting Pronouncements

Policy Acquisition Costs

On October 13, 2010, the FASB issued ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASC 944). The new standard changes the types of policy acquisition costs that are eligible for deferral. Specifically, the new guidance limits deferrable costs to those that are incremental direct costs of contract acquisition and certain costs related to acquisition activities performed by the insurer, such as underwriting, policy issuance and processing, medical and inspection costs and sales force contract selling. The ASU defines incremental direct costs as those costs that result directly from and were essential to the contract acquisition and would not have been incurred absent the acquisition. Accordingly, under the new guidance, deferrable acquisition costs are limited to costs related to successful contract acquisitions. Acquisition costs that are not eligible for deferral are to be charged to expense in the period incurred.

ASU 2010-26 is effective for interim periods and annual fiscal years beginning after December 15, 2011 and may be applied prospectively or retrospectively.  White Mountains Re believes the adoption of ASU 2010-26 will not have a significant effect on its financial position, results of operations, or cash flows.

NOTE 2. Significant Transactions

White Mountains Re has completed the following transactions:

•      On July 1, 2010, White Mountains exchanged 8,051,530 common shares of Symetra with a book value of $159.6 million to White Mountains Re for cash and investments equal to the fair value of the Symetra common shares of $100.0 million. As a result of this transaction, White Mountains Re recognized $21.1 million in additional paid-in capital and $28.1 million in unrealized gains through other comprehensive income (net of deferred taxes of $10.4 million).

•      On February 26, 2010, White Mountains Re acquired Central National for $5.0 million in cash. Central National ceased writing business in 1989 and has operated under the control of the Nebraska Department of Insurance since 1990. The transaction resulted in a gain of $12.8 million recorded in other revenues.

•      During 2009, White Mountains Re sold Galileo Weather Risk Management Advisors LLC, Galileo Weather Risk Management Ltd and Galileo Weather Risks Advisors Limited for nominal consideration. White Mountains Re retained the outstanding weather derivative contracts and stopped writing any new contracts. Effective December 2009, White Mountains Re entered into an agreement to novate the remaining outstanding weather derivative contracts to an unrelated third party. White Mountains Re was released from any liability related to the weather derivative contracts and all guaranties related to the weather business were terminated.

•      On August 15, 2008, White Mountains exchanged 5,524,862 shares of OneBeacon to White Mountains Re for $100.0 million in cash. As a result of this transaction, White Mountains Re recorded its investment in OneBeacon at its book value of $93.1 million, resulting in a $6.9 million return of capital to White Mountains (See Note 11).

•      At June 30, 2008, White Mountains Re purchased White Mountains’ investment in Tuckerman Fund II (See Note 12).

•      During the first quarter of 2008, White Mountains entered into an exchange agreement with Berkshire Hathaway Inc. (“Berkshire”) to transfer certain run-off business and a substantial amount of cash to Berkshire in exchange for substantially all of the common shares of White Mountains owned by Berkshire (the “Berkshire Exchange”). As part of the Berkshire Exchange, on October 31, 2008, White Mountains Re sold its investment in CCIC to White Mountains for a $53.0 million promissory note.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

•      On January 7, 2008, White Mountains Re acquired Helicon Re Holdings, Ltd. for $150.2 million, which resulted in the recognition of an extraordinary gain of $4.2 million.  Helicon Re Holdings, Ltd. is the parent of Helicon Reinsurance Company, Ltd. (“Helicon”), which in 2006 and 2007 provided quota share retrocessional coverage to White Mountains Re.  In the fourth quarter of 2008, Helicon Re Holdings, Ltd. and Helicon were both dissolved.

NOTE 3. Reserves for Unpaid Losses and Loss Adjustment Expenses

White Mountains Re establishes loss and LAE reserves that are estimates of amounts needed to pay claims and related expenses in the future for reinsured events that have already occurred. White Mountains Re also obtains reinsurance whereby another reinsurer contractually agrees to indemnify White Mountains Re for all or a portion of the reinsurance risks underwritten by White Mountains Re. Such arrangements, where one reinsurer provides reinsurance to another reinsurer, are usually referred to as “retrocessional reinsurance” arrangements. White Mountains Re establishes estimates of amounts recoverable from retrocessional reinsurance in a manner consistent with the loss and LAE liability associated with reinsurance contracts offered to its customers (the “ceding companies”), net of an allowance for uncollectible amounts. Net reinsurance loss reserves represent loss and LAE reserves reduced by retrocessional reinsurance recoverable on unpaid losses.

The estimation of net reinsurance loss and LAE reserves is subject to the same risk as the estimation of insurance loss and LAE reserves. In addition to those risk factors which give rise to inherent uncertainties in establishing insurance loss and LAE reserves, the inherent uncertainties of estimating such reserves are even greater for the reinsurer, due primarily to: (1) the claim-tail for reinsurers being further extended because claims are first reported to the original primary insurance company and then through one or more intermediaries or reinsurers, (2) the diversity of loss development patterns among different types of reinsurance treaties or facultative contracts, (3) the necessary reliance on the ceding companies for information regarding reported claims and (4) the differing reserving practices among ceding companies.

As with insurance reserves, the process of estimating reinsurance reserves involves a considerable degree of judgment by management and, as of any given date, is inherently uncertain. Based on the above, such uncertainty may be larger relative to the reserves for a company that principally writes reinsurance compared to an insurance company, and certainty may take a longer time to emerge.

Upon notification of a loss from an insured (typically a ceding company), White Mountains Re establishes case reserves, including LAE reserves, based upon White Mountains Re’s share of the amount of reserves established by the insured and White Mountains Re’s independent evaluation of the loss. In cases where available information indicates that reserves established by a ceding company are inadequate, White Mountains Re establishes case reserves or incurred but not reported (“IBNR”) in excess of its share of the reserves established by the ceding company. In addition, specific claim information reported by insureds or obtained through claim audits can alert management to emerging trends such as changing legal interpretations of coverage and liability, claims from unexpected sources or classes of business, and significant changes in the frequency or severity of individual claims where customary. Generally, ceding company audits are not customary outside the United States. This information is often used to supplement estimates of IBNR.

Although loss and LAE reserves are initially determined based on underwriting and pricing analyses, White Mountains Re regularly reviews the adequacy of its recorded reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. If actual loss activity differs substantially from expectations, an adjustment to recorded reserves may be warranted. As time passes, loss reserve estimates for a given year will rely more on actual loss activity and historical patterns than on initial assumptions based on pricing indications.

The actuarial methods described above are used to calculate a point estimate of loss and LAE reserves for each company within White Mountains Re. These point estimates are then aggregated to produce an actuarial point estimate for the entire segment. Once a point estimate is established, White Mountains Re’s actuaries estimate loss reserve ranges to measure the sensitivity of the actuarial assumptions used to set the point estimates. These ranges are calculated from historical variations in loss ratios, payment and reporting patterns by class and type of business.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Loss and loss adjustment expense reserve summary

The following table summarizes the loss and LAE reserve activities of White Mountains Re for the years ended December 31, 2010, 2009 and 2008:

	Year ended December 31,
Millions	2010	2009	2008
Gross beginning balance	$2,777.9	$3,034.7	$3,470.7
Less beginning reinsurance recoverable on unpaid losses	(578.5)	(545.7)	(806.4)
Net loss and LAE reserve balance	2,199.4	2,489.0	2,664.3

Loss and LAE reserves acquired - Central National	17.6	—	—
Loss and LAE reserves sold - CCIC	—	—	(109.6)
Loss and LAE reserves acquired - Helicon	—	—	13.7

Losses and LAE incurred relating to:
Current year losses	954.2	937.0	1,187.5
Prior years losses	(72.4)	(34.0)	84.2
Total net incurred losses and LAE	881.8	903.0	1,271.7

Accretion of fair value adjustment to net loss and LAE reserves	8.5	6.8	4.9
Foreign currency translation adjustment to net loss and LAE reserves	4.7	23.5	(21.1)

Loss and LAE paid relating to:
Current year losses	385.8	423.3	477.6
Prior years losses	448.8	799.6	857.3
Total loss and LAE payments	834.6	1,222.9	1,334.9

Net ending balance	2,277.4	2,199.4	2,489.0
Plus ending reinsurance recoverable on unpaid losses	450.7	578.5	545.7
Gross ending balance	$2,728.1	$2,777.9	$3,034.7

Loss and LAE development —2010

During the year ended December 31, 2010, White Mountains Re experienced $72.4 million of net favorable loss reserve development, primarily related to short-tailed lines, such as property, accident and health and marine, in recent underwriting years. Included in the $72.4 million favorable loss reserve development was the recognition of $16.3 million in deferred gains from a retrocessional reinsurance contract that incepted in 2000 and was fully collected in 2010. Partially offsetting the favorable loss reserve development were $7.3 million of additional losses related to asbestos and environmental (“A&E”) exposures. In addition, there was $15.3 million of net favorable loss reserve development arising from the Esurance quota share arrangement.

Loss and LAE development — 2009

During the year ended December 31, 2009, White Mountains Re experienced $34.0 million of net favorable loss reserve development, due mainly to a $20.0 million cession under a retrocessional contract related to the 2001 accident year and favorable commutation activity on certain old casualty treaties, partially offset by $17.7 million of additional losses related to A&E exposures. These retroceded losses were substantially offset in pre-tax income by $10.0 million of ceded premiums and $7.2 million of interest charges on funds held under the contract. In addition, there was $3.6 million of net favorable loss reserve development arising from the Esurance quota share arrangement.

Loss and LAE development — 2008

During the year ended December 31, 2008, White Mountains Re experienced $84.2 million of net adverse loss reserve development, primarily resulting from a comprehensive loss reserve review performed in the second quarter of 2008, as described below, and $40.5 million of construction defect losses from accident years 2001 and prior recorded in the first quarter of 2008, offset by net favorable loss reserve development from recent accident years.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

White Mountains Re management commenced a comprehensive loss reserve review (the “Reserve Review”) in the second quarter of 2008, primarily as a result of the $40.5 million adverse loss reserve development recorded in the first quarter of 2008 referred to above. The Reserve Review was conducted by management, including internal underwriting, claims and actuarial personnel, with assistance from external consultants. The Reserve Review included all of WMRe America’s non-asbestos and environmental (“A&E”) casualty loss reserves as well as certain lines of business at WMRe Sirius. The Reserve Review resulted in $140.0 million of additional adverse loss reserve development at WMRe America, partially offset by $85.0 million of favorable loss reserve development at WMRe Sirius during the second quarter of 2008. The adverse loss reserve development at WMRe America was predominantly attributable to its casualty reinsurance book written in the 1996-2002 underwriting years, whereas the favorable loss reserve development at WMRe Sirius was predominantly attributable to its property reinsurance book.  In addition, there was $4.3 million of net adverse loss reserve development arising from the Esurance quota share arrangement.

Fair value adjustment to loss and LAE reserves

In connection with purchase accounting for the acquisitions of Scandinavian Re and Stockbridge, White Mountains Re was required to adjust to fair value the loss and LAE reserves and the related reinsurance recoverables to fair value on their respective acquired balance sheets. The net reduction to loss and LAE reserves is being recognized through an income statement charge ratably with and over the period the claims are settled.

White Mountains Re recognized $8.5 million, $6.8 million and $4.9 million of such charges, recorded as loss and LAE during 2010, 2009 and 2008. As of December 31, 2010, the pre-tax un-accreted adjustment was $21.1 million.

The fair values of Scandinavian Re’s loss and LAE reserves and related reinsurance recoverables acquired on April 16, 2004, and Stockbridge’s loss and LAE reserves and related reinsurance recoverables acquired on December 22, 2006 were based on the present value of their expected cash flows with consideration for the uncertainty inherent in both the timing of, and the ultimate amount of, future payments for losses and receipts of amounts recoverable from reinsurers. In estimating fair value, management discounted the nominal loss reserves of Scandinavian Re and Stockbridge to their present value using an applicable risk-free discount rate. The series of future cash flows related to such loss payments and reinsurance recoveries were developed using Scandinavian Re’s and Stockbridge’s historical loss data. The resulting discount was reduced by the “price” for bearing the uncertainty inherent in Scandinavian Re’s and Stockbridge’s net loss reserves in order to estimate fair value. This was approximately 12% and 2% of the present value of the expected underlying cash flows of the loss reserves and reinsurance recoverables of Scandinavian Re and Stockbridge, respectively, which is believed to be reflective of the cost Scandinavian Re and Stockbridge would incur if they had attempted to reinsure the full amount of its net loss and LAE reserves with a third-party reinsurer.

Asbestos and environmental loss and loss adjustment expense reserve activity

White Mountains Re’s reserves include provisions made for claims that assert damages from asbestos and environmental related exposures. Asbestos claims relate primarily to injuries asserted by those who came in contact with asbestos or products containing asbestos. Environmental claims relate primarily to pollution and related clean-up cost obligations, particularly as mandated by U.S. federal and state environmental protection agencies. In addition to the factors described above regarding the reserving process, White Mountains Re estimates its A&E reserves based upon, among other factors, facts surrounding reported cases and exposures to claims, such as policy limits and deductibles, current law, past and projected claim activity and past settlement values for similar claims, as well as analysis of industry studies and events, such as recent settlements and asbestos-related bankruptcies. The cost of administering A&E claims, which is an important factor in estimating loss reserves, tends to be higher than in the case of non-A&E claims due to the higher legal costs typically associated with A&E claims.

In the third quarter 2010, WMRe America completed an in-depth analysis of its asbestos exposure, which was an update to the 2007 asbestos study described below. The main focus of the analysis was on the internal claims analysis of all treaty and facultative contracts likely to have asbestos exposure at June 30, 2010.  This analysis entailed examining total expected asbestos losses and LAE from a variety of information sources, including asbestos studies, data reported to WMRe America and external benchmarking scenarios.  The combined effect of all these

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

estimates resulted in no further increase in IBNR for asbestos losses and LAE as a result of the 2010 in-depth analysis.

In 2007, White Mountains Re completed a detailed, ground-up asbestos exposure study. The study analyzed potential exposure to loss of all insureds that had reported at least $250,000 in losses to WMRe America through reinsurance contracts as of June 30, 2007 and a significant sample of all other insureds that had reported losses of less than $250,000, whose sample findings were extrapolated to the entire population. The combined effect of all these estimates resulted in an increase of $51.6 million in IBNR for asbestos losses and LAE in 2007.

In 2008, White Mountains Re recorded $11.0 million of IBNR losses and LAE, reflecting an increase in paid losses and LAE recorded during the year.  This amount was developed by analyzing the claim payment activity WMRe America experienced and comparing this activity to what was expected to emerge since the December 2007 asbestos study.  In 2009, White Mountains Re recorded $18.4 million of asbestos losses based on a similar claims payment review. In 2010, prior to the in-depth analysis described above, White Mountains Re recognized $7.3 million of additional asbestos losses, also based on a claims payment review.

White Mountains Re reviewed WMRe America’s exposure to environmental losses using industry benchmarks such as “survival ratios”, IBNR to case reserve ratios, and reported and paid environmental claim activity. Based on this information, management did not increase environmental reserves.  White Mountains Re’s A&E three year survival ratio was 12.5 years at December 31, 2010 and 12.3 years at December 31, 2009.

White Mountains Re’s reserves for A&E losses at December 31, 2010 represent management’s best estimate of its ultimate liability based on information currently available. However, as case law expands, and medical and clean-up costs increase and industry settlement practices change, White Mountains Re may be subject to asbestos and environmental losses beyond currently estimated amounts. White Mountains Re cannot reasonably estimate at the present time loss reserve additions arising from any such future adverse developments and cannot be sure that allocated loss reserves will be sufficient to cover additional liability arising from any such adverse developments.

The following table summarizes reported asbestos and environmental loss and LAE reserve activities (gross and net of reinsurance) for the years ended December 31, 2010, 2009, and 2008, respectively:

	Year Ended December 31,
Net A&E Loss Reserve Activity	2010		2009		2008
Millions	Gross	Net	Gross	Net	Gross	Net
Asbestos:
Beginning balance	$187.0	$146.6	$173.7	$138.5	$181.9	$142.1
Losses and LAE acquired – Central National	10.4	9.7	—	—	—	—
Incurred losses and LAE	9.0	7.3	24.7	18.4	11.5	10.7
Paid losses and LAE	(14.5)	(12.1)	(11.4)	(10.3)	(19.7)	(14.3)
Ending balance	191.9	151.5	187.0	146.6	173.7	138.5
Environmental:
Beginning balance	22.2	17.9	24.5	20.1	26.7	21.0
Losses and LAE acquired– Central National	3.5	2.4	—	—	—	—
Incurred losses and LAE	(2.5)	(1.3)	(.8)	(.7)	—	.7
Paid losses and LAE	(.8)	(.9)	(1.5)	(1.5)	(2.2)	(1.6)
Ending balance	22.4	18.1	22.2	17.9	24.5	20.1
Total asbestos and environmental:
Beginning balance	209.2	164.5	198.2	158.6	208.6	163.1
Losses and LAE acquired – Central National	13.9	12.1	—	—	—	—
Incurred losses and LAE	6.5	6.0	23.9	17.7	11.5	11.4
Paid losses and LAE	(15.3)	(13.0)	(12.9)	(11.8)	(21.9)	(15.9)
Ending balance	$214.3	$169.6	$209.2	$164.5	$198.2	$158.6

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

NOTE 4. Third Party Reinsurance and Affiliated Reinsurance

In the normal course of business, White Mountains Re’s subsidiaries may seek to limit losses that may arise from catastrophes or other events by reinsuring with third-party reinsurers. White Mountains Re remains liable for risks reinsured in the event that the reinsurer does not honor its obligations under reinsurance contracts. The effects of reinsurance on White Mountains Re’s subsidiaries’ written and earned premiums and on losses and LAE were as follows:

	Year ended December 31,
Millions	2010	2009	2008
Written premiums:
Direct	$121.6	$107.3	$86.2
Assumed	1,393.1	1,528.0	1,666.1
Gross written premiums	1,514.7	1,635.3	1,752.3
Ceded	(213.3)	(189.8)	(145.1)
Net written premiums	$1,301.4	$1,445.5	$1,607.2
Earned premiums:
Direct	$117.9	$107.2	$100.7
Assumed	1,407.5	1,569.3	1,727.3
Gross earned premiums	1,525.4	1,676.5	1,828.0
Ceded	(199.7)	(175.9)	(145.7)
Net earned premiums	$1,325.7	$1,500.6	$1,682.3
Losses and LAE:
Direct	$59.4	$68.8	$59.9
Assumed	1,035.2	976.4	1,285.3
Gross losses and LAE	1,094.6	1,045.2	1,345.2
Ceded	(212.8)	(142.2)	(73.5)
Net losses and LAE	$881.8	$903.0	$1,271.7

White Mountains Re has exposure to losses caused by hurricanes, earthquakes, tornadoes, winter storms, windstorms, floods, tsunamis, terrorist acts and other catastrophic events. In the normal course of business, White Mountains Re regularly manages its concentration of exposures to catastrophic events, primarily by limiting concentrations of exposure to what it deems acceptable levels and, if necessary, purchasing reinsurance. In addition, White Mountains Re seeks to limit losses that might arise from acts of terrorism in its insurance and reinsurance contracts by exclusionary provisions, where applicable. White Mountains Re also uses third-party global catastrophe models as well as its own proprietary models to calculate expected probable maximum loss (“PML”) from various natural catastrophic scenarios. White Mountains Re believes that its largest natural catastrophic exposures, net of reinsurance and based on a 250-year PML single event scenario, are European winter storms, U.S. Gulf Coast windstorms (i.e., Florida to Texas), California earthquakes, U.S. Atlantic Coast windstorms (i.e., Massachusetts to Florida) and, to a lesser extent, Japanese windstorms and earthquakes.

White Mountains Re monitors and prices its property catastrophe contracts using third-party software models and internally developed models as well as other methods. For contracts that White Mountains Re determines to have exposure to natural catastrophic perils, it models and assesses the exposure using the results in its underwriting process to ensure that the contracts it writes have an appropriate charge for the exposure.

White Mountains Re’s reinsurance protection primarily consists of pro-rata and excess of loss protections to cover aviation, trade credit, and certain property exposures. White Mountains Re’s property reinsurance provides both proportional and non-proportional protections for Europe, the Americas, Asia, the Middle East, and Australia.  This reinsurance is designed to increase underwriting capacity where appropriate, and to reduce exposure both to large catastrophe losses and to a frequency of smaller loss events.  Attachment points and coverage limits vary by region around the world.  Reinsurance contracts do not relieve White Mountains Re of its obligation to its ceding companies. Therefore, collectability of balances due from its retrocessional reinsurers is critical to White Mountains Re’s financial strength.

Beginning April 1, 2008, WMRe has annually purchased from multiple reinsurers $65.0 million of total limit of group excess of loss retrocessional protection for its non-U.S. and non-Japan earthquake-related exposures. This

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

catastrophe excess of loss covers all of the White Mountains Re operating subsidiaries, and is effective through March 31, 2011.  During 2010 White Mountains Re recovered the full $65.0 million limit under this cover as a result of the Chilean Earthquake. Additionally, in 2010 White Mountains Re purchased industry loss warranties that cover adverse impact of New Madrid-related earthquake exposures, which were not renewed for 2011. Also in 2010 and 2009 White Mountains Re purchased industry loss warranties that cover adverse impact of the occurrence of wind and flood catastrophe events in Europe with available limits of $20.0 million.

White Mountains Re’s aviation reinsurance program is intended to reduce exposure to a frequency of small losses, a single large loss or a combination of both.  Coverages are generally provided on an industry loss warranty basis.

In 2010, White Mountains Re ceded 25% of its trade credit business under a quota share retrocession, which supported growth in this line.  The treaty was renewed for 2011 at a 19% cession percentage.

In 2000, WMRe America purchased a reinsurance contract from Imagine Re (the “Imagine Cover”) to reduce its statutory operating leverage and protect its statutory surplus from adverse development relating to A&E exposures as well as the reserves assumed in certain recent acquisitions. In accordance with ASC 944, the amounts related to reserves transferred to Imagine Re for liabilities incurred as a result of past insurable events were accounted for as retroactive reinsurance.  At December 31, 2009, WMRe America had a reinsurance recoverable balance of $125.7 million due under the Imagine Cover.  This balance was fully collateralized with WMRe America as the beneficiary of invested assets in a trust. During 2010, WMRe America determined that the full reinsurance recoverable under the Imagine Cover was due.  Accordingly, WMRe America billed Imagine Re for the remaining balance due under the Imagine Cover and withdrew this amount from the trust. As of December 31, 2010, WMRe America had collected all amounts due from Imagine Re. The previously segregated US regulatory surplus of $69.2 million was moved to unassigned surplus, which created dividend capacity at WMRe America.  See Note 10.

At December 31, 2009, WMRe America had $16.3 million of unamortized deferred gains related to the Imagine Cover.  During 2010, as a result of the collection of the reinsurance recoverable balance due under the Imagine Cover, WMRe America recognized the remaining $16.3 million of unamortized deferred gains. White Mountains Re recognized $4.6 million of such deferred gains during 2009 and 2008, respectively.

At December 31, 2010, White Mountains Re had $18.6 million of reinsurance recoverables on paid losses and $450.7 million of reinsurance that will become recoverable if claims are paid in accordance with current reserve estimates.  The following table provides a listing of White Mountains Re’s top reinsurers based upon recoverable amounts, the percentage of total recoverables and the reinsurer’s A.M. Best Rating.

Top Reinsurers ($ in millions)	Balance at December 31, 2010	% of Total	A.M. Best Rating(1)	% Collateralized
London Life (2)	$52.9	11%	A	100%
Lloyds of London(3)	51.7	11%	A	3%
Olympus (2)	50.4	11%	NR5	100%
General Reinsurance Corporation	44.8	10%	A++	1%
Swiss Re Group	40.6	9%	A	2%

(1) A.M. Best ratings as detailed above are: “NR5” (Not formally followed), “A++” (Superior, which is the highest of fifteen ratings), and  “A” (Excellent, which is the third highest of fifteen ratings).

(2)  Non-U.S. insurance entities. Balances are fully collateralized through funds held, letters of credit or trust agreements.

(3) Represents the total of reinsurance recoverables due to White Mountains Re from all Lloyds Syndicates.

NOTE 5. Investment Securities

White Mountains Re’s net investment income is comprised primarily of interest income associated with White Mountains Re’s fixed maturity investments, dividend income from its equity investments and interest income from its short-term investments. Net investment income for 2010, 2009 and 2008 consisted of the following:

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

	Year Ended December 31,
Millions	2010	2009	2008
Investment income:
Fixed maturity investments	$109.0	$131.0	$185.0
Short-term investments	1.7	2.5	9.8
Common equity securities	5.6	2.8	10.6
Convertible fixed maturity investments	0.1	1.3	0.5
Other long-term investments	5.7	3.4	—
Interest on funds held under reinsurance treaties	(1.7)	(7.3)	8.8
Total investment income	120.4	133.7	214.7
Investment expenses	(12.9)	(11.9)	(15.4)
Net investment income, pre-tax	$107.5	$121.8	$199.3

Net realized and unrealized investment gains and losses

White Mountains Re recognized $(7.3) million, $118.2 million, and $(307.5) million of net realized and unrealized investment gains (losses) for the years ended December 31, 2010, 2009, and 2008.

Net realized investment gains (losses)

Net realized investment gains (losses) for 2010, 2009 and 2008 consisted of the following:

	Year Ended December 31,
Millions	2010	2009	2008
Fixed maturity investments	$43.2	$0.6	$(44.3)
Common equity securities	2.5	(13.2)	(125.2)
Short-term investments	—	—	—
Convertible fixed maturity investments	0.3	3.3	(7.6)
Other long-term investments	10.6	(39.5)	(3.7)
Net realized investment gains (losses), pre-tax	56.6	(48.8)	(180.8)
Income taxes attributable to realized invesment gains and (losses)	(17.5)	7.1	50.9
Net realized investment gains (losses), after-tax	$39.1	$(41.7)	$(129.9)

White Mountains Re recognized gross realized investment gains of $104.7 million, $69.2 million and $21.8 million and gross realized investment losses of $48.1 million, $118.0 million and $202.6 million on sales of investment securities during 2010, 2009 and 2008.

As of December 31, 2010 and 2009 White Mountains Re reported $32.9 million, and $3.5 million in accounts receivable, and $8.1 million, and $1.4 million in accounts payable on unsettled trades, respectively, reported within other assets and other liabilities.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Net unrealized investment gains (losses)

The following table summarizes changes in the carrying value of investments measured at fair value:

	Year Ended December 31, 2010
Millions	Net unrealized gains (losses)	Net foreign currency gains (losses)	Total changes in fair value reflected in earnings
Fixed maturity investments	$(25.9)	$(52.8)	$(78.7)
Common equity securities	19.8	(9.6)	10.2
Short-term investments	—	1.0	1.0
Convertible fixed maturity investments	(2.2)	—	(2.2)
Other long-term investments	13.6	(7.8)	5.8
Net unrealized investment gains (losses), pre-tax	5.3	(69.2)	(63.9)
Income taxes attributable to unrealized investment gains (losses)	1.3	(18.1)	(16.8)
Net unrealized investment gains (losses), after-tax	$6.6	$(87.3)	$(80.7)

	Year Ended December 31, 2009
Millions	Net unrealized gains (losses)	Net foreign currency gains (losses)	Total changes in fair value reflected in earnings
Fixed maturity investments	$152.7	$(73.7)	$79.0
Common equity securities	38.8	(10.0)	28.8
Short-term investments	—	—	—
Convertible fixed maturity investments	9.6	—	9.6
Other long-term investments	54.6	(5.0)	49.6
Net unrealized investment gains (losses), pre-tax	255.7	(88.7)	167.0
Income taxes attributable to unrealized investment gains (losses)	(66.6)	19.3	(47.3)
Net unrealized investment gains (losses), after-tax	$189.1	$(69.4)	$119.7

	Year Ended December 31, 2008
Millions	Net unrealized gains (losses)	Net foreign currency gains (losses)	Total changes in fair value reflected in earnings
Fixed maturity investments	$(108.1)	$109.1	$1.0
Common equity securities	(98.8)	20.8	(78.0)
Short-term investments	—	—	—
Convertible fixed maturity investments	(4.5)	—	(4.5)
Other long-term investments	(55.1)	9.9	(45.2)
Net unrealized investment gains (losses), pre-tax	(266.5)	139.8	(126.7)
Income taxes attributable to unrealized investment gains (losses)	52.8	(23.9)	28.9
Net unrealized investment gains (losses), after-tax	$(213.7)	$115.9	$(97.8)

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The following table summarizes the amount of total gains (losses) included in earnings attributable to unrealized investment gains (losses) for Level 3 investments for the years ended December 31, 2010, 2009 and 2008:

	Year Ended December 31,
Millions	2010	2009	2008
Fixed maturities	$6.9	$23.0	$(82.4)
Common equity securities	(25.5)	6.6	(15.4)
Convertible fixed maturities	—	—	—
Other long-term investments	34.3	33.1	(18.7)
Total unrealized investment gains (losses), pre-tax - Level 3 investments	$15.7	$62.7	$(116.5)

The components of White Mountains Re’s change in unrealized investment gains, after-tax, as recorded on the statements of operations and comprehensive income (loss) were as follows:

	Year Ended December 31,
Millions	2010	2009	2008
Net change in pre-tax unrealized gains (losses) on investments in unconsolidated affiliates	$(5.0)	$1.4	$(1.2)
Income tax benefit (expense)	0.8	(0.3)	0.4
Net change in unrealized gains (losses) on investments in unconsolidated affiliates, after tax	(4.2)	1.1	(0.8)
Change in net unrealized foreign currency gains (losses) on investments through accumulated other comprehensive income, after-tax	79.5	135.9	(244.3)
Total investments gains (losses) through accumulated other comprehensive income	75.3	137.0	(245.1)
Change in net unrealized investment gains (losses), after-tax	(80.7)	119.7	(97.9)
Net realized investment gains (losses), after-tax	39.1	(41.7)	(129.9)
Total investment gains (losses) recorded during the period, after-tax	$33.7	$215.0	$(472.9)

Investment Holdings

The cost or amortized cost, gross unrealized investment gains and losses, net foreign currency gains and losses, and carrying values of White Mountains Re’s fixed maturity investments as of December 31, 2010 and 2009, were as follows:

	December 31, 2010
	Cost or	Gross	Gross	Net foreign
	amortized	unrealized	unrealized	currency	Carrying
Millions	cost	gains	losses	gains (losses)	value
Fixed maturity investments:
US Government and agency obligations	$95.7	$4.5	$(0.7)	$0.1	$99.6
Debt securities issued by industrial corporations	1,214.9	39.6	(14.1)	(37.9)	1,202.5
Municipal obligations	1.2	—	—	—	1.2
Mortgage-backed and asset-backed securities	1,112.8	10.2	(8.5)	(12.9)	1,101.6
Foreign government, agency and provincial obligations	1,038.0	7.1	(6.6)	(8.7)	1,029.8
Preferred stocks	4.3	0.2	(0.1)	(0.1)	4.3
Total fixed maturity investments	$3,466.9	$61.6	$(30.0)	$(59.5)	$3,439.0

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

	December 31, 2009
	Cost or	Gross	Gross	Net foreign
	amortized	unrealized	unrealized	currency	Carrying
Millions	cost	gains	losses	gains (losses)	value
Fixed maturity investments:
US Government and agency obligations	$191.6	$6.8	$—	$0.1	$198.5
Debt securities issued by industrial corporations	927.2	37.3	(3.2)	(10.7)	950.6
Municipal obligations	1.2	—	—	—	1.2
Mortgage-backed and asset-backed securities	988.3	14.4	(18.3)	4.6	989.0
Foreign government, agency and provincial obligations	671.9	18.6	(0.3)	4.2	694.4
Preferred stocks	2.9	—	(0.3)	—	2.6
Total fixed maturity investments	$2,783.1	$77.1	$(22.1)	$(1.8)	$2,836.3

The cost or amortized cost and carrying value of White Mountains Re’s fixed maturity investments and convertible fixed maturity investments, at December 31, 2010 is presented below by contractual maturity. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

	December 31, 2010
Millions	Cost or amortized cost	Carrying value
Due in one year or less	$372.9	$367.0
Due after one year through five years	1,425.2	1,428.8
Due after five years through ten years	521.5	512.6
Due after ten years	56.9	54.3
Mortgage-backed and asset-backed securities	1,112.8	1,101.6
Preferred stocks	4.3	4.3
Total	$3,493.6	$3,468.6

The cost or amortized cost, gross unrealized investment gains and losses, net foreign currency gains and losses, and carrying values of White Mountains Re’s common equity securities, convertible fixed maturities and other long-term investments as of December 31, 2010 and 2009, were as follows:

	December 31, 2010
				Net foreign
	Cost or	Gross unrealized	Gross unrealized	Currency	Carrying
Millions	amortized cost	gains	losses	gains (losses)	Value
Common equity securities	$249.4	$39.2	$(1.1)	$1.7	$289.2
Convertible fixed maturity investments	$26.7	$2.9	$—	$—	$29.6
Other long-term investments	$185.5	$30.7	$(8.7)	$(6.9)	$200.6

	December 31, 2009
				Net foreign
	Cost or	Gross unrealized	Gross unrealized	Currency	Carrying
Millions	amortized cost	gains	losses	gains (losses)	Value
Common equity securities	$235.9	$25.6	$(7.4)	$11.3	$265.4
Convertible fixed maturity investments	$52.9	$5.1	$—	$—	$58.0
Other long-term investments	$188.5	$19.0	$(11.2)	$1.0	$197.3

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Sales and maturities of investments, excluding short-term investments, totaled $2,445.0 million, $2,184.3 million and $3,253.1 million for the years ended December 31, 2010, 2009 and 2008. There were no non-cash exchanges or involuntary sales of investment securities during 2010, 2009 or 2008.

Investments held on deposit or as collateral

White Mountains Re’s consolidated reinsurance operations are required to maintain deposits with certain insurance regulatory agencies in order to maintain their insurance licenses. The fair value of such deposits which are included within total investments totaled $130.2 million and $149.3 million as of December 31, 2010 and 2009.

Fair value measurements at December 31, 2010

White Mountains Re’s invested assets measured at fair value include fixed maturity securities, common and preferred equity securities, convertible fixed maturity securities and other long-term investments, such as hedge funds and private equities. Fair value measurements reflect management’s best estimate of the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements fall into a hierarchy with three levels based on the nature of the inputs. Fair value measurements based on quoted prices in active markets for identical assets are at the top of the hierarchy (“Level 1”), followed by fair value measurements based on observable inputs that do not meet the criteria for Level 1, including quoted prices in inactive markets and quoted prices in active markets for similar, but not identical instruments (“Level 2”). Measurements based on unobservable inputs, including a reporting entity’s estimates of the assumptions that market participants would use are at the bottom of the hierarchy (“Level 3”).

White Mountains Re uses quoted market prices or other observable inputs to estimate fair value for the vast majority of its investment portfolio. Investments valued using Level 1 inputs include fixed maturities, primarily U.S. Treasury securities, publicly-traded common equities and short-term investments, which include U.S. Treasury Bills. Investments valued using Level 2 inputs consist of fixed maturities, including corporate debt, state and other government debt, convertible fixed maturity securities and mortgage-backed and asset-backed securities. Fair value estimates for investments classified as Level 3 measurements include investments in hedge funds, private equity funds and certain investments in fixed maturities and common equity securities. Fair value measurements for securities for which observable inputs are unavailable are estimated using industry standard pricing models and observable inputs such as benchmark interest rates, matrix pricing, market comparables, broker quotes, issuer spreads, bids, offers, credit ratings, prepayment speeds and other relevant inputs. In circumstances where quoted prices or observable inputs are adjusted to reflect management’s best estimate of fair value, such fair value measurements are considered a lower level measurement in the fair value hierarchy.

The fair value of White Mountains Re’s  investments in hedge funds and private equity funds has been estimated using net asset value. White Mountains Re employs a number of procedures to assess the reasonableness of the fair value measurements for its other long-term investments, including obtaining and reviewing each fund’s audited financial statements and discussing each fund’s pricing with the fund’s manager. However, since the fund managers do not provide sufficient information to evaluate the pricing inputs and methods for each underlying investment, the inputs are considered to be unobservable. Accordingly, the fair values of White Mountains Re’s  investments in hedge funds and private equity funds have been classified as Level 3 measurements.

In addition to the investments described above, White Mountains Re has $36.5 million and $24.2 million of investment-related liabilities recorded at fair value and included in other liabilities as of December 31, 2010 and 2009.  These liabilities relate to securities that have been sold short by limited partnerships in which White Mountains Re has investments and is required to consolidate under GAAP.  All of the liabilities included have been deemed to have a Level 1 designation.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Fair Value Measurements by Level

The following tables summarize White Mountains Re’s  fair value measurements for investments at December 31, 2010 and 2009, by level.

	December 31, 2010
Millions	Fair value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs

Fixed maturities:
US Government and agency obligations	$99.6	$89.6	$10.0	$—

Debt securities issued by corporations:
Consumer	412.5	—	412.5	—
Industrial	288.9	—	288.9	—
Financials	172.1	6.3	165.8	—
Communications	142.0	—	142.0	—
Basic materials	73.8	—	73.8	—
Utilities	55.6	—	55.6	—
Energy	50.0	—	50.0	—
Technology	7.6	—	7.6	—
Total debt securities issued by corporations:	1,202.5	6.3	1,196.2	—

Municipal obligations	1.2	—	1.2	—
Mortgage-backed and asset-backed securities	1,101.6	—	1,069.5	32.1
Foreign government, agency and provincial obligations	1,029.9	70.1	959.7	—
Preferred stocks	4.3	—	4.3	—
Total fixed maturities	3,439.0	166.0	3,240.9	32.1

Short-term investments	483.0	386.4	96.6	—

Common equity securities:
Financials	109.3	77.7	1.1	30.5
Consumer	64.3	63.5	.8	—
Basic materials	30.4	28.7	1.7	—
Energy	20.5	20.5	—	—
Utilities	18.9	18.3	—	0.6
Technology	22.9	21.6	1.3	—
Other	22.9	21.7	0.8	.4
Total common equity securities	289.2	252.0	5.7	31.5

Convertible fixed maturity investments	29.6	—	29.6	—
Other long-term investments(1)	179.9	—	—	179.9
Total investments	$4,420.7	$804.4	$3,372.8	$243.5

(1)          Excludes carrying value of $20.7 associated with other long-term investment limited partnerships accounted for using the equity method.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

	December 31, 2009
Millions	Fair value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs

Fixed maturities:
US Government and agency obligations	$198.5	$127.7	$69.9	$0.9

Debt securities issued by corporations:
Consumer	389.4	—	389.4	—
Industrial	210.2	—	210.2	—
Financials	117.6	—	112.6	5.0
Communications	56.3	—	56.3	—
Basic materials	55.4	—	55.4	—
Utilities	39.0	—	39.0	—
Energy	70.7	—	70.7	—
Technology	12.0	—	12.0	—
Total debt securities issued by corporations:	950.6	—	945.6	5.0

Municipal obligations	1.2	—	1.2	—
Mortgage-backed and asset-backed securities	989.0	—	963.6	25.4
Foreign government, agency and provincial obligations	694.4	91.0	603.4	—
Preferred stocks	2.6	—	2.6	—
Total fixed maturities	2,836.3	218.7	2,586.3	31.3

Short-term investments	1,172.0	1,165.5	6.5	—

Common equity securities:
Financials	88.8	48.5	1.0	39.3
Consumer	12.9	12.9	—	—
Basic materials	20.0	18.8	1.2	—
Energy	11.2	10.7	—	0.5
Utilities	10.2	10.2	—	—
Technology	5.9	4.7	1.2	—
Other	116.4	17.0	47.1	52.3
Total common equity securities	265.4	122.8	50.5	92.1

Convertible fixed maturity investments	58.0	—	58.0	—
Other long-term investments(1)	194.9	—	—	194.9
Total investments	$4,526.6	$1,507.0	$2,701.3	$318.3

(1)  Excludes carrying value of $2.4 associated with common equity securities accounted for using the equity method.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Debt securities issued by corporations

The following table summarizes the ratings of the corporate debt securities held in White Mountains Re’s  investment portfolio as of December 31, 2010 and 2009:

Millions	December 31, 2010	December 31, 2009
AAA	$—	$7.3
AA	135.5	111.3
A	469.8	335.4
BBB	581.5	470.7
BB	15.6	17.6
Other	0.1	8.3
Debt securities issued by corporations	$1,202.5	$950.6

Mortgage-backed, Asset-backed Securities

White Mountains Re purchases commercial and residential mortgage-backed securities to maximize its fixed income portfolio’s risk adjusted returns in the context of a diversified portfolio. White Mountains Re’s non-agency commercial mortgage-backed portfolio (“CMBS”) is generally short tenor and structurally senior, with more than 30 points of subordination on average for fixed rate CMBS and more than 50 points of subordination on average for floating rate CMBS as of December 31, 2010.  In general, subordination represents the percentage principal loss on the underlying collateral that would be absorbed by other securities lower in the capital structure before the more senior security incurs any loss. White Mountains Re believes this structural protection mitigates the risk of loss tied to the refinancing challenges facing the commercial real estate market.  As of December 31, 2010, on average approximately 13% of the underlying loans were reported as non-performing for all CMBS held by White Mountains Re. White Mountains Re is not an originator of residential mortgage loans and held negligible amounts of residential mortgage-backed securities (“RMBS”) categorized as sub-prime as of December 31, 2010. In addition, White Mountains Re’s investments in hedge funds and private equities contain negligible amounts of sub-prime mortgage-backed securities at December 31, 2010. White Mountains Re considers sub-prime those mortgage-backed securities that have underlying loan pools that exhibit weak credit characteristics or those that are issued from dedicated sub-prime shelves or dedicated second-lien shelf registrations (i.e., White Mountains Re considers investments backed primarily by second-liens to be a sub-prime risk regardless of credit scores or other metrics).

White Mountains Re categorizes mortgage-backed securities as “non-prime” (also called “Alt A” or “A-”) that are backed by collateral that has overall credit quality between prime and sub-prime based on White Mountains Re’s  review of the characteristics of their underlying mortgage loan pools, such as credit scores and financial ratios. As of December 31, 2010, $18.3 million of White Mountains Re’s mortgage-backed security holdings were classified as non-prime, with more than 20 points of subordination on average.  White Mountains Re’s non-agency residential mortgage-backed portfolio is generally of moderate average life and structurally senior. White Mountains Re does not own any collateralized debt obligations, including residential mortgage-backed collateralized debt obligations.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

	December 31, 2010			December 31, 2009
Millions	Fair Value	Level 2	Level 3	Fair Value	Level 2	Level 3
Mortgage-backed securities:
Agency:
GNMA	$578.0	$555.5	$22.5	$309.0	$309.0	$—
FNMA	158.9	158.9	—	182.6	182.6
FHLMC	30.6	30.6	—	94.6	94.6	—
Total Agency(1)	767.5	745.0	22.5	586.2	586.2	—
Non-agency:
Residential	84.2	74.6	9.6	117.5	117.5	—
Commercial	56.8	56.8	—	209.6	184.2	25.4
Total Non-agency	141.0	131.4	9.6	327.1	301.7	25.4

Total mortgage-backed securities	908.5	876.4	32.1	913.3	887.9	25.4
Other asset-backed securities:
Credit card receivables	123.1	123.1	—	32.3	32.3	—
Vehicle receivables	69.9	69.9	—	39.7	39.7	—
Other	0.1	0.1	—	3.7	3.7	—
Total other asset-backed securities	193.1	193.1	—	75.7	75.7	—
Total mortgage and asset-backed securities	$1,101.6	$1,069.5	$32.1	$989.0	$963.6	$25.4

(1) Represents publicly traded mortgage-backed securities which carry the full faith and credit guaranty of the U.S. government (i.e., GNMA) or are guaranteed by a government sponsored entity (i.e., FNMA, FHLMC).

Non-agency Mortgage Securities

The security issuance years of White Mountains Re’s investments in non-agency RMBS and non-agency CMBS securities as of December 31, 2010 are as follows:

		Security Issuance Year
Millions	Fair Value	2003	2004	2005	2006	2007
Non-agency RMBS	$84.2	$4.7	$0.2	$4.5	$42.6	$32.2
Non-agency CMBS	56.8	3.1	—	13.1	—	40.6
Total	$141.0	$7.8	$0.2	$17.6	$42.6	$72.8

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Non-agency Residential Mortgage Securities

The classification of the underlying collateral quality and the tranche levels of White Mountains Re non-agency RMBS securities are as follows as of December 31, 2010:

Millions	Fair Value	Super Senior (1)	Senior (2)	Subordinate (3)
Prime	$65.9	$41.7	$24.2	$—
Non-prime	18.3	17.2	1.1	—
Sub-prime	—	—	—	—
Total	$84.2	$58.9	$25.3	$—

(1)         At issuance, Super Senior were rated AAA by Standard & Poor’s (“S&P”), the highest of twenty-two bond credit ratings and Aaa by Moody’s Investor Service (“Moody’s”), the highest of twenty-one bond credit ratings assigned.

(2)         At issuance, Senior were rated AAA by S&P, the highest of twenty-two bond credit ratings and Aaa by Moody’s, the highest of twenty-one bond credit ratings assigned.

Non-agency Commercial Mortgage Securities

The amount of fixed and floating rate securities and their tranche levels of White Mountains Re’s non-agency CMBS securities are as follows as of December 31, 2010:

Millions	Fair Value	Super Senior (1)	Senior (2)	Subordinate (3)
Fixed rate CMBS	$36.4	$33.3	$3.1	$—
Floating rate	20.4	20.4	—	—
Total	$56.8	$53.7	$3.1	$—

(1)         At issuance, Super Senior were rated AAA by S&P, the highest of twenty-two bond credit ratings and Aaa by Moody’s, the highest of twenty-one bond credit ratings assigned.

(2)         At issuance, Senior were rated AAA by S&P, the highest of twenty-two bond credit ratings and Aaa by Moody’s, the highest of twenty-one bond credit ratings assigned.

Other long-term investments

White Mountains Re holds investments in hedge funds and private equity funds, which are included in other long-term investments. The fair value of these investments has been estimated using the net asset value of the funds. At December 31, 2010, White Mountains Re held limited partnership and limited liability corporation investments in 12 hedge funds and 20 private equity funds. The largest investment in a single fund was $25.2 million at December 31, 2010. The following table summarizes investments in hedge funds and private equity interests by investment objective and sector at December 31, 2010 and December 31, 2009:

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

	December 31, 2010		December 31, 2009
Millions	Fair Value	Unfunded Commitments	Fair Value	Unfunded Commitments
Hedge funds
Long/short equity	$10.6	$—	$52.3	$—
Long/short credit & distressed	19.0	—	15.6	—
Long/short equity REIT	25.2	—	23.1	—
Long diversified strategies	24.0	—	21.3	—
Long/short equity activist	10.4	—	9.5	—
Long bank loan	3.1	—	5.4	—
Total hedge funds	92.3	—	127.2	—

Private equity funds
Distressed residential real estate	24.6	—	4.6	20.5
Multi-sector	6.9	4.2	5.0	5.8
Energy infrastructure & services	10.6	5.6	13.1	8.5
Manufacturing/Industrial	17.9	—	—	—
International multi-sector, Europe	10.5	0.6	12.4	5.5
Private equity secondaries	3.5	1.5	2.3	1.7
Real estate	4.9	3.9	6.2	4.8
International multi-sector, Asia	4.9	2.7	4.7	2.8
Insurance	0.4	—	0.5	—
Venture capital	2.2	1.0	2.8	1.0
Healthcare	0.8	4.0	—	4.8
Total private equity funds	87.2	23.5	51.6	55.4

Total hedge and private equity funds included in other long-term investments	$179.5	$23.5	$178.8	$55.4

Redemption of investments in certain hedge funds is subject to restrictions including lock-up periods where no redemptions or withdrawals are allowed, restrictions on redemption frequency and advance notice periods for redemptions.  Amounts requested for redemptions remain subject to market fluctuations until the redemption effective date, which generally falls at the end of the defined redemption period. The following summarizes the December 31, 2010 fair value of hedge funds subject to restrictions on redemption frequency and advance notice period requirements for investments in active hedge funds:

	Notice Period
Millions Redemption frequency	30-59 days notice	60-89 days notice	90-119 days notice	120+ days notice	Total
Monthly	$—	$—	$—	$—	$—
Quarterly	1.5	20.1	8.1	—	29.7
Semi-annual	—	5.1	25.2	—	30.3
Annual	24.0	—	5.3	3.0	32.3
Total	$25.5	$25.2	$38.6	$3.0	$92.3

Certain of the hedge fund investments in which White Mountains Re is invested are no longer active and are in process of disposing of their underlying investments. Distributions from such funds are remitted to investors as the fund’s underlying investments are liquidated.  At December 31, 2010, distributions of $4.5 million were outstanding from these investments. The actual amount of the final distribution remittances remain subject to market fluctuations. The date at which such remittances will be received is not determinable at December 31, 2010.

White Mountains Re has not submitted any redemption requests for its investments in active hedge funds.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Investments in private equity funds are generally subject to a “lock-up” period during which investors may not request a redemption. Distributions prior to the expected termination date of the fund may be limited to dividends or proceeds arising from the liquidation of the fund’s underlying investments. In addition, certain private equity funds provide an option to extend the lock-up period at either the sole discretion of the fund manager or upon agreement between the fund and the investors. At December 31, 2010, investments in private equity funds were subject to lock-up periods as follows:

Millions	1-3 years	3 – 5 years	5 – 10 years	>10 years	Total
Private Equity Funds — expected lock-up period remaining	$16.2	$24.6	$28.1	$18.3	$87.2

Rollforward of Fair Value Measurements by Level

White Mountains Re uses quoted market prices where available as the inputs to estimate fair value for its investments in active markets. Such measurements are considered to be either Level 1 or Level 2 measurements, depending on whether the quoted market price inputs are for identical securities (Level 1) or similar securities (Level 2). Level 3 measurements for fixed maturities at December 31, 2010 are comprised of securities for which the estimated fair value has not been determined based upon quoted market price inputs for identical or similar securities.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The following table summarizes the changes in White Mountains Re’s  fair value measurements by level for the year ended December 31, 2010:

			Level 3 Investments
Millions	Level 1 Investments	Level 2 Investments	Fixed Maturities	Common equity securities	Convertible fixed maturities	Other long- term investments		Total
Balance at January 1, 2010	$1,507.0	$2,701.3	$31.3	$92.1	$—	$194.9	(3)	$4,526.6 (3)
Total realized and unrealized gains (losses)(1)	55.3	37.6	2.3	(11.2)	—	16.1		100.1
Amortization/Accretion	0.1	(27.2)	0.1	—	—	—		(27.0)
Purchases(2)	4,660.2	3,041.8	22.4	1.3	—	28.7		7,754.4
Sales	(5,418.2)	(2,386.6)	(26.4)	(50.7)	—	(74.8)		(7,956.7)
Transfers in	—	5.9	8.3	—	—	15.0		29.2
Transfers out	—	—	(5.9)	—	—	—		(5.9)
Balance at December 31, 2010	$804.4	$3,372.8	$32.1	$31.5	$—	$179.9	(4)	$4,420.7 (4)

(1) Includes unrealized foreign exchange gains and losses recognized as a component of other comprehensive income in reporting currency translation.

(2) Includes investments acquired as part of the Central National acquisition.

(3) Excludes carrying value of $2.4 associated with other long-term investment limited partnerships accounted for using the equity method.

(4) Excludes carrying value of $20.7 associated with other long-term investment limited partnerships accounted for using the equity method.

Fair Value Measurements — transfers between levels

Transfers between levels are recorded using the fair value measurement as of the end of the quarterly period in which the event or change in circumstance giving rise to the transfer occurred.

Transfers in to Level 3 other long-term investments of $15.0 million represent the deconsolidation of White Mountains Re’s  investment in Tuckerman Fund II due to the adoption of revisions to the guidance for variable interest entities under ASU 2009-17 (see Note 1).   In addition, during the 2010, two securities which had been classified as Level 3 measurements in prior periods were recategorized as Level 2 measurements because quoted market prices for similar securities that were considered reliable and could be validated against an alternative source were available at December 31, 2010. These measurements comprise “Transfers out” of $5.9 million in fixed maturities for the period ended December 31, 2010.  A security that was classified as a Level 2 investment in prior periods was priced with unobservable inputs during the current period and represents the transfers in of $8.3 million in Level 3 investments.

Securities Lending

During 2009, White Mountains Re exited its securities lending programs.  As of December 31, 2009, all loaned securities under the White Mountains Re program had been returned and all collateral returned to borrowers.

White Mountains Re recorded $(7.8) million of net realized and unrealized investment losses during 2008 associated with its securities lending programs and $4.8 million of net realized and unrealized investment gains during 2009 prior to exiting the programs.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

NOTE 6. Debt

White Mountains Re’s debt outstanding as of December 31, 2010 and 2009 consisted of the following:

	December 31,
Millions	2010	2009
WMRe Senior Notes, at face value	$400.0	$400.0
Unamortized original issue discount	(0.8)	(0.9)
WMRe Senior Notes, carrying value	399.2	399.1

Sierra Note	—	31.1
Total debt	$399.2	$430.2

A schedule of contractual repayments of White Mountains Re’s debt as of December 31, 2010 follows:

Millions	December 31, 2010
Due in one year or less	$—
Due in two to three years	—
Due in four to five years	—
Due after five years	400.0
Total	$400.0

WMRe Senior Notes

In March 2007, the Company issued $400.0 million face value of senior unsecured notes at an issue price of 99.715% for net proceeds of $392.0 million after taking into effect both deferrable and non-deferrable issuance costs, including the interest rate lock agreement described below. The WMRe Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. The WMRe Senior Notes bear an annual interest rate of 6.375%, payable semi-annually in arrears on March 20 and September 20, until maturity in March 2017.

White Mountains Re incurred $3.6 million in expenses related to the issuance of the WMRe Senior Notes (including $2.6 million in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the WMRe Senior Notes.

In anticipation of the issuance of the WMRe Senior Notes, White Mountains Re entered into an interest rate lock agreement to hedge its interest rate exposure from the date of the agreement until the pricing of the WMRe Senior Notes. The agreement was terminated on March 15, 2007 with a loss of $2.4 million, which was recorded in other comprehensive income. The loss is being reclassified from accumulated other comprehensive income over the life of the WMRe Senior Notes using the interest method and is included in interest expense. At December 31, 2010, the unamortized balance of the loss remaining in accumulated other comprehensive income was $1.7 million.

Taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, including the interest rate lock agreement, the WMRe Senior Notes yield an effective rate of 6.49% per annum. White Mountains Re recorded $26.1 million, $26.1 million, and $26.0 million of interest expense, inclusive of amortization of issuance costs and the interest rate lock agreement, on the WMRe Senior Notes for the years ended December 31, 2010, 2009, and 2008, respectively.

At December 31, 2010, White Mountains Re was in compliance with all of the covenants under the WMRe Senior Notes.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Sierra Note

In connection with its acquisition of the Sierra Insurance Group Companies (“Sierra Group”) on March 31, 2004, WMRe America entered into a $62.0 million purchase note (the “Sierra Note”), $58.0 million of which may be adjusted over its six-year term to reflect favorable or adverse loss reserve development on the acquired reserve portfolio and run-off of remaining policies in force (mainly workers compensation business), as well as certain other balance sheet protections. Since inception the principal of the Sierra Note had been reduced by $29.0 million as a result of adverse development on the acquired reserves and run-off of unearned premium, which includes $5.2 million and $22.8 million of adverse development which occurred during 2008 and 2005 and $1.9 million and $9.1 million of favorable development in 2010 and 2007. Interest accrued on the unpaid balance of the Sierra Note at a rate of 4.0% per annum, compounded quarterly, and was payable at its maturity.

On October 31, 2008, White Mountains Re disposed of its remaining interest in the Sierra Group (CCIC) as part of the Berkshire Exchange transaction. White Mountains Re was still obligated to repay the Sierra Note, but Berkshire provided White Mountains Re an indemnity, whereby Berkshire reimbursed White Mountains Re all amounts due under the Sierra Note at its maturity, as adjusted for future reserve development, except for the portion of interest on the Sierra Note that accrued from its issue date through December 31, 2007, plus interest on this accrued amount through the date of repayment.

The Sierra Note matured on March 31, 2010.  The final amount due under the note is currently in dispute with respect to the amount of loss reserve development.  On September 15, 2010, White Mountains Re paid Sierra the undisputed amounts owed of $42.8 million on the Sierra Note which consisted of $33.0 million for the principal repayment and $9.8 million for accrued interest.  Berkshire reimbursed White Mountains Re $36.7 million, which was consisted of the $33.0 million principal balance and $3.7 million for accrued interest.

Interest

Total interest expense incurred by White Mountains Re for its indebtedness was $26.6 million, $26.1 million and $26.2 million in 2010, 2009 and 2008. Total interest paid by White Mountains Re for its indebtedness was $25.5 million, $25.5 million and $25.0 million in 2010, 2009 and 2008, respectively.

NOTE 7. Income Taxes

The Company and its Bermuda domiciled subsidiaries are not subject to Bermuda income tax under current Bermuda law.  In the event there is a change in the current law such that taxes are imposed, the Company and its Bermuda domiciled subsidiaries would be exempt from such tax until March 28, 2016, pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966. The Company has subsidiaries and branches that operate in various other jurisdictions around the world that are subject to tax in the jurisdictions in which they operate.  The jurisdictions in which the Company’s subsidiaries and branches are subject to tax are Australia, Belgium, Canada, Germany, Gibraltar, Luxembourg, the Netherlands, Singapore, Sweden, Switzerland, the United Kingdom and the United States.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The total income tax (expense) benefit for the years ended December 31, 2010, 2009 and 2008 consisted of the following:

	Year Ended December 31,
Millions	2010	2009	2008
Current tax (expense) benefit:
U.S. Federal	$(0.8)	$5.8	$9.7
State	(0.9)	—	—
Non-U.S.	(9.2)	(6.7)	18.0
Total current tax (expense) benefit	(10.9)	(0.9)	27.7

Deferred tax (expense) benefit:
U.S. Federal	(7.0)	(68.8)	97.1
State	—	—	—
Non-U.S.	3.5	(32.0)	138.7
Total deferred tax (expense) benefit	(3.5)	(100.8)	235.8
Total income tax (expense) benefit	$(14.4)	$(101.7)	$263.5

Effective Rate Reconciliation

A reconciliation of taxes calculated using the 35% U.S. statutory rate (the tax rate at which the majority of White Mountains Re’s worldwide operations are taxed) to the income tax (expense) benefit on pre-tax income follows:

	Year Ended December 31,
Millions	2010	2009	2008
Tax (expense) benefit at the U.S. statutory rate	$(48.2)	$(162.0)	$93.5
Differences in taxes resulting from:
Non-U.S. earnings, net of foreign taxes	28.9	11.8	136.8
Tax reserve adjustments	—	4.0	2.5
Tax return adjustments	(0.3)	(0.3)	0.8
Sale of subsidiary- basis difference	4.5	—	(14.1)
Tax exempt income	0.4	0.1	0.5
Withholding taxes	(0.3)	(0.1)	0.4
Change in valuation allowance	(0.4)	46.5	30.1
Tax rate change enacted in Luxembourg	—	—	(7.5)
Tax rate change enacted in Sweden	—	—	20.2
Other, net	1.0	(1.7)	0.3
Total income tax (expense) benefit on pre-tax income	$(14.4)	$(101.7)	$263.5

Tax Payments and Receipts

Net income tax payments to (receipts from) national, state and local governments totaled $8.4 million, $21.8 million and ($30.5) million for the years ended December 31, 2010, 2009 and 2008.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Deferred Tax Inventory

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for tax purposes. An outline of the significant components of White Mountains Re’s deferred tax assets and liabilities follows:

	Year Ended December 31,
Millions	2010	2009
Deferred income tax assets related to:
Non-U.S. net operating loss carry-forward	$166.3	$157.2
U.S. federal and state net operating loss and capital loss carryforwards	81.2	77.7
Tax credit carryforwards	10.2	7.2
Loss reserve discount	55.6	51.1
Incentive compensation and benefit accruals	8.4	9.3
Net unearned reinsurance premiums	8.7	8.9
Deferred interest	0.8	8.7
Investment basis differences	6.5	8.1
Deferred gain on reinsurance contracts	—	5.5
Olympus reimbursement	—	5.3
Allowance for doubtful accounts	1.6	0.7
Other items	9.6	5.2
Total gross deferred income tax assets	348.9	344.9
Valuation allowance	(0.5)	(0.9)
Total net deferred tax asset	348.4	344.0

Deferred income tax liabilities related to:
Safety reserve	378.5	356.0
Net unrealized investment gains	19.6	13.6
Deferred acquisition costs	9.7	9.5
Foreign currency translations on investments and other assets	3.5	2.9
Other items	2.9	2.0
Total deferred income tax liabilities	414.2	384.0

Net deferred tax asset (liability)	$(65.8)	$(40.0)

White Mountains Re’s deferred tax assets are net of U.S. federal and non-U.S. valuation allowances and, to the extent they relate to non-U.S. jurisdictions, they are shown at year-end exchange rates.

Valuation Allowance

White Mountains Re records a valuation allowance against deferred tax assets if it becomes more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in income tax expense in the period of change. In determining whether or not a valuation allowance, or change therein, is warranted, White Mountains Re considers factors such as prior earnings history, expected future earnings, carryback and carryforward periods and strategies that if executed would result in the realization of a deferred tax asset.  During the next twelve months, it is possible that certain planning strategies will no longer be sufficient to utilize the entire deferred tax asset, which could result in material changes to White Mountains Re’s deferred tax assets and tax expense.

The $ 0.5 million and $0.9 million valuation allowance at December 31, 2010 and 2009, respectively, relate to deferred tax assets in Luxembourg subsidiaries (discussed below under “net operating loss carry-forwards) that are not expected to have significant income in the future.  The change in the valuation allowance relates primarily to changes in foreign exchange rates.

Release of Valuation Allowance in Luxembourg

During the fourth quarter of 2008, White Mountains Re recorded a $162.2 million tax benefit from the release of a valuation allowance against a deferred tax asset in a Luxembourg-domiciled wholly owned subsidiary, White Mountains International S.a.r.l. (“WMI”). WMI had built up substantial net operating loss carryforwards (“NOLs”)

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

that had a full valuation allowance in periods prior to the fourth quarter of 2008 because there was no expected future taxable income at WMI to utilize them.

White Mountains Re partially finances its operations, including Sirius International Holdings Sweden AB (“SIHAB”), with internal debt instruments.  During the fourth quarter of 2008, Sweden enacted tax legislation that limits the deductibility of interest paid to a noteholder in a low tax jurisdiction. Due to uncertainty regarding the application of the new legislation, the deductibility of interest expense on a series of internal debt instruments issued by SIHAB (the “SIHAB Notes”) became at risk.  The SIHAB Notes, which were previously held in a company with a low effective tax rate, were transferred to WMI, which has an effective tax rate of 28.8% absent the benefit of the deferred tax asset, in order to preserve the economic value of the internal capital structure by maintaining the deductibility of the interest on the SIHAB Notes in Sweden.  Because the restructuring created a stream of expected future taxable income to WMI, White Mountains Re was required to release the valuation allowance.  WMI is expected to fully utilize the NOLs by 2029.

Net Operating Loss and Capital Loss Carryforwards

NOL and capital loss carryforwards as of December 31, 2010, the expiration dates and the deferred tax assets thereon are as follows:

	December 31, 2010
Millions	United States	Luxembourg	Sweden	Total
2011 and prior (1)	$2.2	$—	$—	$2.2
2012-2016	26.1	—	—	26.1
2017-2021	17.3	—	—	17.3
2022-2031	186.5	—	—	186.5
No expiration date	—	579.3	2.7	582.0
Total	232.1	579.3	2.7	814.1

Gross Deferred Tax Asset	81.2	165.6	0.7	247.5
Valuation Allowance	—	(0.5)	—	(0.5)
Net Deferred Tax Asset	$81.2	$165.1	$0.7	$247.0

(1) Amount expired in 2007, but is expected to be utilized as a result of amending the 2007 tax return.

White Mountains Re expects to utilize net operating loss carryforwards in Luxembourg of $577.6 million but does not expect to utilize the remainder as they belong to companies that are not expected to have significant income in the future.  These losses primarily relate to tax deductible write-downs in 2007 and 2008 of investments in U.S. subsidiaries held by Luxembourg subsidiaries.  Included in the U.S. net operating loss carryforwards are losses of $30.7 million subject to an annual limitation on utilization under Internal Revenue Code Section 382.  At December 31, 2010, there were foreign tax credit carryforwards available of $8.9 million, which begin to expire in 2016.  Also, at December 31, 2010, there were alternative minimum tax credit carryforwards of $1.3 million which do not expire.

During 2010, WMI received a tax ruling in Luxembourg which allowed it to change its tax functional currency in Luxembourg to the Swedish kronor from the euro.  Pursuant to the ruling, WMI revalued its NOL carryforwards in Luxembourg using the December 31, 2008 euro/kronor exchange rate.  This resulted in the company recording an $11.9 million deferred tax benefit for the increase in its NOLs in Luxembourg.

ASC 740-10

Under ASC 740-10, recognition of the benefit of a given tax position is based upon whether or not a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more-likely-than-not recognition threshold, White Mountains Re must presume that the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Millions	Permanent Differences(1)	Temporary Differences(2)	Interest and Penalties(3)	Total
Balance at January 1, 2008	$8.3	$8.7	$0.3	$17.3
Changes in prior year tax positions	—	—	0.1	0.1
Tax positions taken during the current year	—	—	—	—
Lapse in statute of limitations	—	—	—	—
Settlements with tax authorities	(2.9)	—	—	(2.9)
Balance at December 31, 2008	5.4	8.7	0.4	14.5
Changes in prior year tax positions	0.6	2.3	—	2.9
Tax positions taken during the current year	1.1	3.7	—	4.8
Lapse in statute of limitations	—	—	—	—
Settlements with tax authorities	(5.4)	(3.0)	(0.4)	(8.8)
Balance at December 31, 2009	1.7	11.7	—	13.4
Changes in prior year tax positions	—	—	0.2	0.2
Tax positions taken during the current year	—	4.9	—	4.9
Lapse in statute of limitations	—	—	—	—
Settlements with tax authorities	—	—	(0.1)	(0.1)
Balance at December 31, 2010	$1.7	$16.6	$0.1	$18.4

(1)  Represents the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate.

(2)  Represents the amount of unrecognized tax benefits that, if recognized would create a temporary difference between the reported   amount of an item in the Company’s Consolidated Balance Sheet and its tax basis.

(3)  Net of tax benefit.

If recognized, $1.8 million (tax plus interest and penalties) would be recorded as a reduction to income tax expense. Also included in the balance at December 31, 2010, are $16.6 million of tax positions for which ultimate deductibility is highly certain but the timing of deductibility is uncertain. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.  On November 18, 2009, the Internal Revenue Service (“IRS”) released a coordinated issue paper outlining their position with respect to loss reserves.  The vast majority of the increase during 2009 relates to deductions for loss reserves in which the timing of the deductions is uncertain.

White Mountains Re classifies all interest and penalties on unrecognized tax benefits as part of income tax expense. During the years ended December 31, 2010, 2009 and 2008 White Mountains Re recognized $0.1 million, $(0.4) million, $0.4 million in interest (benefit) expense, respectively, net of any tax benefit. The balance of accrued interest at December 31, 2010 and 2009 is $0.1 million and $0 million, net of any tax benefit.

Tax Examinations

With few exceptions, White Mountains Re is no longer subject to U.S. federal, state or non-U.S. income tax examinations by tax authorities for years before 2005.

On October 14, 2009, a settlement was reached with the IRS on the 2003 through 2004 federal tax exam for certain U.S. subsidiaries of White Mountains Re.  For years prior to 2005, the U.S. subsidiaries of White Mountains Re filed a consolidated return with other U.S. domiciled subsidiaries of White Mountains. The settlement resulted in a net benefit of $1.7 million to White Mountains Re.

The IRS is conducting an examination of income tax returns for 2006 and 2007 for certain U.S. subsidiaries of White Mountains Re.  Due to the uncertainty of the outcome of these on-going IRS examinations, White Mountains Re cannot estimate the range of reasonably possible changes to its unrecognized tax benefits at this time.  However, White Mountains Re does not expect to receive any adjustments that would result in a material change to its financial position.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

NOTE 8.   Employee Benefit Plans and Long-Term Incentive Compensation Plans

Employee Benefit Plans

White Mountains Re operates several retirement plans in accordance with the local regulations and practices. These plans cover substantially all White Mountains Re employees and provide benefits to employees in event of death, disability or retirement.

Non-U.S.:

Employees of WMRe Sirius can participate in retirement plans through their branch office. The plans vary due to different government regulations as well as different standards and practices in each country. In Sweden and Belgium, where defined benefit pension plans are government mandated, WMRe Sirius’ employees participate in collective agreements funded by WMRe Sirius. These collective agreements are managed by third party trustees who calculate the pension obligation, invoice WMRe Sirius for additional funding, and invest the funds. Employees in Germany are covered by defined benefit pension plans sponsored by WMRe Sirius called Sirius Ruck Service GmbH Pension Plan. Employees in the United Kingdom are eligible to participate in defined contribution plan, where WMRe Sirius contributes 12% of the employee’s salary. Contributed funds are invested into an annuity of the employee’s choosing. Employees in Switzerland are eligible to participate in the industry-sponsored Swisscanto pension plan. The plan is a combination of a defined contribution and a defined benefit plan. The contribution percentages are 40% and 60% by Zurich employees and WMRe Sirius, respectively. WMRe Sirius recognized expenses related to these various plans of $7.6 million, $5.7 million, and $6.3 million in 2010, 2009, and 2008.

Scandinavian Re and WMRe Sirius Bermuda Branch employees (the “Bermuda Companies”) sponsor defined contribution plans which cover substantially all of those employees. Under these plans, the Bermuda Companies are required to contribute 10% of each participant’s salary into an individual account maintained by an independent pension administrator.   Employees become vested in the Bermuda Companies’ contributions after two years of service. The Bermuda Companies recognized expenses of $0.4 million in 2010, $0.2 million in 2009, and $0.4 million in 2008.

U.S.:

WM Holdings sponsors a defined contribution plan (the “401(k) Plan”) which offers participants the ability to invest their balances in several different investment options, including the common shares of White Mountains. As of December 31, 2010 and 2009, the 401(k) Plan owned less than 1% of White Mountains common shares. Through December 31, 2010, the 401(k)  plan provided qualifying employees with matching contributions of up to six percent of qualifying employees’ salary. Matching contributions vest based on continuous service over the two year period. WM Holdings recognized expenses of $1.0 million, $1.2 million, and $1.3 million in 2010, 2009, and 2008, respectively.

Certain members of senior management participate in the WMRe Holdings Deferred Compensation Plan. At the direction of the participants, the trust proceeds are invested in various investment options. At December 31, 2010 and 2009, there was $5.9 million and $5.7 million in a Rabbi Trust for the benefit of the participants in this plan. The Rabbi Trust assets are invested in various investment options at the direction of the participants. The deferred compensation liability is recorded at fair value under FAS 159 (included in ASC 825-10) within other liabilities and the corresponding investments held in the Rabbi Trust are recorded at fair value under FAS 159 within other assets on the consolidated balance sheets.  In the event of insolvency, the assets of the Rabbi Trust may be liquidated to satisfy the obligations of WM Holdings.

Long-Term Incentive Compensation Plans

White Mountains Re maintains certain incentive compensation plans that provide for granting of phantom performance shares and performance units to certain key employees of White Mountains Re and its subsidiaries. Grants are earned subject to the attainment of pre-specified performance goals at the end of a three-year period or as otherwise determined by the Compensation Committee of White Mountains Re. Results that significantly exceed pre-specified targets can result in a performance share or unit payouts of up to 200% of value whereas results significantly below target result in no payout. Performance shares and units earned are typically paid in cash or by deferral into certain non-qualified compensation plans of White Mountains Re. For the years ended December 31,

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

2010, 2009, and 2008, White Mountains Re expensed $15.9 million, $12.3 million, and $8.4 million, respectively. Accrued incentive compensation for open performance cycles for these plans were $23.1 million and $21.0 million at December 31, 2010 and 2009.

NOTE 9.   Common Shareholders’ Equity

Common Shareholders

White Mountains Re is a wholly-owned subsidiary of White Mountains Re Ltd., an exempted Bermuda limited liability company. White Mountains Re Ltd. is a wholly-owned subsidiary of Lone Tree Holdings Ltd., which is ultimately a wholly-owned subsidiary of White Mountains.

Return of Paid-in Capital

In 2010, WMRe America distributed $150.0 million to its immediate parent through a share redemption. This share redemption was approved by the appropriate regulatory authorities. As a result of this share redemption, the Company returned paid-in capital of $150.0 million to White Mountains. In addition there was a capital contribution from White Mountains of $21.1 million related to the investment in Symetra Common Shares.  See Note 11.

In 2009, White Mountains Re reorganized its reinsurance operations whereby the in-force business and infrastructure of WMRe Bermuda was transferred to WMRe Sirius, which established a branch office in Bermuda to maintain the group’s presence in the Bermuda market.  As part of the reorganization, White Mountains Re distributed $350.0 million to White Mountains.

Dividends

During 2010, 2009, and 2008, the Company paid dividends of approximately $88.0 million, $183.1 million, and $100.0 million, in cash, investments, and other assets, respectively, to White Mountains.

NOTE 10. Statutory Capital and Surplus

White Mountains Re’s operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings.

Non-.U.S:

WMRe Sirius is subject to regulation and supervision by the Swedish Financial Supervisory Authorities (the “FSA”). As Sweden is a member of the European Union (the “EU”), the FSA supervision is recognized across all locations within the EU. Generally, the FSA has broad supervisory and administrative powers over such matters as licenses, standards of solvency, investments, methods of accounting, form and content of financial statements, minimum capital and surplus requirements, annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders. White Mountains Re believes that it is in compliance with all applicable laws and regulations pertaining to its business that would have a material effect on its financial position in the event of non-compliance.

In accordance with Swedish regulations, WMRe Sirius holds restricted equity of $1.6 billion as a component of Swedish statutory regulatory capital. This restricted equity cannot be paid as dividends. WMRe Sirius’s total regulatory capital at December 31, 2010 was $1.9 billion.

Scandinavian Re is also subject to regulation and supervision by the Bermuda Monetary Authority (“BMA”). Generally, the BMA has broad supervisory and administrative powers over such matters as licenses, standards of solvency, investments, methods of accounting, form and content of financial statements, minimum capital and surplus requirements, and annual and other report filings. In general, such regulation is for the protection of

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

policyholders rather than shareholders. As of December 31, 2010, Scandinavian Re had statutory capital and surplus of $28.4 million, which was in excess of the minimum requirements of the BMA.

U.S.:

White Mountains Re’s U.S.-based reinsurance operating subsidiaries are subject to regulation and supervision in each of the states where they are domiciled and licensed to conduct business. Generally, regulatory authorities have a broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders. White Mountains Re believes that it is in compliance with all applicable laws and regulations pertaining to it s business that would have a material effect on its financial positions in the event of non-compliance.

Over the last several years most states have implemented laws that establish standards for current, as well as continued, state accreditation. In addition, the National Association of Insurance Commissioners (“NAIC”) has adopted risk-based capital (“RBC”) standards for property and casualty insurers as a means of monitoring certain aspects affecting the overall financial condition of insurance companies. The current RBC ratios of White Mountains Re’s active U.S.-based reinsurance operating subsidiaries are satisfactory and such ratios are not expected to result in any adverse regulatory action. White Mountains Re is not aware of any current recommendations by regulatory authorities that would be expected to have a material effect on its results of operations or liquidity.  At December 31, 2010 and 2009, WMRe America exceeded its respective RBC requirements.

As part of its general regulatory oversight process, insurance departments in the United States usually conduct financial condition examinations of domiciled insurers and reinsurers every three to five years, or at such other times as is deemed appropriate by the Insurance Commissioner. In July of 2009, the New York Insurance Department issued the Examination Report of WMRe America for the years ended 2001 through 2004. No proposed audit adjustments were identified as a result of this examination.

WMRe America’s policyholders’ surplus, as reported to various regulatory authorities as of December 31, 2010 and 2009, was $742.6 million and $832.0 million. WMRe America’s statutory net income (loss) for the years ended December 31, 2010, 2009 and 2008 was $70.2 million, $46.9 million and $(123.8) million. The principal differences between WMRe America’s statutory amounts and the amounts reported in accordance with GAAP include deferred acquisition costs, deferred taxes, gains recognized under retroactive reinsurance contracts and market value adjustments for debt securities. WMRe America’s statutory policyholders’ surplus at December 31, 2010 was in excess of the minimum requirements of relevant state insurance regulations.

Central National’s policyholders’ surplus, as reported to various regulatory authorities as of December 31, 2010 and 2009, was $15.2 million and $13.8 million. Central National’s statutory net income (loss) for the years ended December 31, 2010 and 2009 was $1.9 million and $1.6 million. At December 31, 2010 and 2009, Central National exceeded its respective RBC requirements. Central National’s statutory policyholders’ surplus at December 31, 2010 was in excess of the minimum requirements of relevant state insurance regulations. The Nebraska Department of Insurance conducted a financial condition examination of Central National for the period from January 1, 1990 to September 30, 2006 and the report was issued on March 4, 2008.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Dividend Capacity

Under the insurance laws of the states and jurisdictions under which White Mountains Re’s reinsurance operating subsidiaries are domiciled, a reinsurer is restricted with respect to the timing and the amount of dividends it may pay without prior approval by regulatory authorities. Accordingly, there can be no assurance regarding the amount of such dividends that may be paid by such subsidiaries in the future. Following is a description of the dividend capacity of White Mountains Re’s reinsurance operating subsidiaries:

Subject to certain limitations under Swedish law, WMRe Sirius is permitted to transfer all or a portion of its pre-tax income to its Swedish parent companies to minimize taxes (referred to as a group contribution). In 2010, WMRe Sirius transferred $68.0 million of its 2009 pre-tax income to its Swedish parent companies as a group contribution. In 2011, WMRe Sirius intends to transfer $71.6 million (based on December 31, 2010 SEK to USD exchange rate) of its 2010 pre-tax income to its Swedish parent companies as a group contribution.

WMRe Sirius has the ability to pay dividends subject to the availability of unrestricted statutory surplus. Historically, WMRe Sirius has allocated the majority of its pre-tax income, after group contributions to its Swedish parent companies, to the Safety Reserve (see “Safety Reserve” below). At December 31, 2010, WMRe Sirius had $263.2 million (based on December 31, 2010 SEK to USD exchange rate) of unrestricted statutory surplus, which is available for distribution in 2011. During 2010, WMRe Sirius paid $20.5 million of dividends to its immediate parent. During 2011, WMRe Sirius intends to pay $65.0 million (based on the December 31, 2010 SEK to USD exchange rate) of dividends to its immediate parent.

WMRe America has the ability to pay dividends during any 12-month period without the prior approval of regulatory authorities in an amount set by formula based on the lesser of net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to regulatory authorities, subject to the availability of earned surplus. Based upon December 31, 2010 statutory surplus of $742.6 million, WMRe America has the ability to pay $74.3 million of dividends during 2011 without prior approval of regulatory authorities, subject to the availability of earned surplus.  At December 31, 2010, WMRe America had $66.6 million of earned surplus. During 2010, WMRe America did not pay any dividends to its immediate parent. During 2010, WMRe America distributed $150.0 million to its immediate parent in the form of a share redemption. This share redemption was approved by the appropriate regulatory authorities.

In 2009, White Mountains Re reorganized its reinsurance operations whereby the in-force business and infrastructure of WMRe Bermuda was transferred to WMRe Sirius, which established a branch office in Bermuda to maintain the group’s presence in the Bermuda market.  In 2010, WMRe Bermuda was contributed to WMRe Sirius and is now in run-off.  As part of the reorganization, White Mountains Re distributed $350.0 million to its immediate parent and contributed $200.0 million to WMRe Sirius as additional unrestricted statutory surplus. In February 2010, WMRe Bermuda distributed $36.0 million to its immediate parent prior to its contribution to WMRe Sirius.

At December 31, 2010, White Mountains Re and its intermediate holding companies had $74.6 million of net unrestricted cash, short-term investments and fixed maturity investments and $16.4 million of other long-term investments outside of WMRe America and WMRe Sirius.

Safety Reserve

Subject to certain limitations under Swedish law, WMRe Sirius is permitted to transfer pre-tax amounts into an untaxed reserve referred to as a safety reserve. At December 31, 2010, WMRe Sirius’ safety reserve amounted to $1.4 billion. Under GAAP, an amount equal to the safety reserve, net of a related deferred tax liability established at the Swedish tax rate of 26.3%, is classified as common shareholders’ equity. Generally, this deferred tax liability is only required to be paid by WMRe Sirius if it fails to maintain predetermined levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, Swedish regulatory authorities do not apply any taxes to the safety reserve when calculating solvency capital under Swedish insurance regulations. Accordingly, under local statutory requirements, an amount equal to the deferred tax liability on WMRe Sirius’ safety reserve ($378.5 million at December 31, 2010) is included in solvency capital. Access to the safety reserve is restricted to coverage of insurance losses. Access for any other purpose requires the approval of Swedish regulatory authorities. Similar to the approach taken by Swedish regulatory authorities, most major rating agencies generally

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

include the $1.4 billion balance of the safety reserve, without any provision for deferred taxes, in WMRe Sirius’ capital when assessing WMRe Sirius’ financial strength.

NOTE 11. Investments in Unconsolidated Affiliates

White Mountains Re’s investments in unconsolidated affiliates represent investments in other companies in which White Mountains Re has a significant voting and economic interest but does not control the entity.

Symetra

On July 1, 2010, White Mountains exchanged 8,051,530 common shares of Symetra with a book value of $159.6 million to White Mountains Re for cash and investments equal to the fair value of the Symetra common shares of $100.0 million. As a result of this transaction, White Mountains Re recognized $21.1 million in additional paid-in capital and a contribution of $28.1 million in unrealized gains to other comprehensive income (net of deferred taxes of $10.4 million).

At December 31, 2010, the carrying value of White Mountains Re’s investment in Symetra common shares was $162.1 million. At December 31, 2010, the market value of the Symetra shares White Mountains Re held was $110.3 million.

In 2008, White Mountains Re purchased the Symetra warrants from White Mountains, with the right to acquire 9.5 million common shares of Symetra at fair value for $73.0 million in cash. White Mountains Re accounts for its Symetra warrants under FAS 133 (included in ASC 815), recording the warrants at fair value with changes in fair value recognized through the statement of operations as an investment gain or loss recognized through other revenues. White Mountains Re uses a Black Scholes valuation model to determine the fair value of the Symetra warrants. The major assumptions used in valuing the Symetra warrants at December 31, 2010 were a risk free rate of 1.29%, volatility of 25%, an expected life of 3.58 years, a strike price of $11.49 per share and a share price of $13.70 per share.  Symetra’s warrants are not publicly traded. Accordingly, the fair value measurement of the warrants is based on observable and unobservable inputs.  Due to an insufficient history of Symetra’s volatility, it is classified as a Level 3 measurement.

The following table summarizes amounts recorded by White Mountains Re relating to its investment in Symetra:

Millions	Common shares	Warrants	Total
Carrying value of investment in Symetra as of January 1, 2010	$—	$38.5	$38.5
Exchange of common shares from parent	100.0	—	100.0
Deemed contribution from parent(1)	59.6	—	59.6
Equity in earnings of Symetra(2)	8.0	—	8.0
Net unrealized gains(losses) from Symetra’s fixed maturity portfolio(3)	(4.7)	—	(4.7)
Dividends received	(0.8)	—	(0.8)
Decrease in value of warrants	—	(1.4)	(1.4)
Carrying value of investment in Symetra as of December 31, 2010	$162.1	$37.1	$199.2

(1) Excludes deferred tax liability of $10.4 recorded in connection with the deemed contribution.

(2) Excludes tax expense of $1.4.

(3) Excludes tax benefit of $0.8.

For the year ended December 31, 2010 and 2009, the value of White Mountains Re’s investment in Symetra warrants was $37.1 million and $38.5 million.

During 2010, White Mountains Re received cash dividends from Symetra of $0.8 million on its common share investment which is accounted for as a reduction of White Mountains Re’s investment in Symetra in accordance with equity accounting. During 2010, White Mountains Re also received cash dividends from Symetra of $1.4 million on its investment in Symetra warrants that was recorded as net investment income.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

On January 22, 2010, Symetra completed an initial public offering and their shares now trade on the New York Stock Exchange under the symbol “SYA.” White Mountains Re did not sell any warrants as part of the offering.

OneBeacon

In 2008, White Mountains Re purchased 5,524,862 shares of its affiliate OneBeacon for $100.0 million of cash from White Mountains. The difference of $6.9 million between the purchase price of $100.0 million and the cost basis of OneBeacon on White Mountains’ books was recorded by White Mountains Re as a reduction of paid-in capital.  White Mountains Re accounts for its investment in OneBeacon under the equity method. For the years ended December 31, 2010 and 2009, White Mountains Re recorded a $6.9 million and $19.4 million gain in equity in earnings from its investment in OneBeacon and dividends received of $18.5 million and $3.5 million. Also, for the years ended December 31, 2010 and 2009, White Mountains Re recorded an unrealized loss in OneBeacon’s pension liability of $0.0 million and $0.3 million and other unrealized gain of $0.3 million and $1.1 million. White Mountains Re’s investment in OneBeacon at December 31, 2010 and 2009 was $71.9 million and $83.0 million, respectively.  At December 31, 2010 and 2009, the market value of the OneBeacon shares held by White Mountains Re was $83.7 million and $76.1 million, respectively.

Delos

On August 3, 2006, White Mountains Re sold its wholly-owned subsidiary, Sirius America Insurance Company, to an investor group led by Lightyear Capital for $138.8 million in cash. As part of the transaction, White Mountains acquired an equity interest of approximately 18% in the acquiring entity, Delos. In the second quarter of 2008, White Mountains Re purchased the Delos equity interest from White Mountains for $33.9 million in cash. The purchase price equaled White Mountains equity method carrying value at the time of the purchase and also approximated fair value.  During the fourth quarter 2010, White Mountains Re sold its entire interest in Delos and realized a loss of $10.9 million recognized through other revenues. White Mountains Re accounted for its investment in Delos under the equity method.  For the years ended December 31, 2009, and 2008 White Mountains Re recorded $0.6 million and $1.3 million of pre-tax equity in earnings and $0.9 million and $(0.9) million of pre-tax unrealized gains (losses) from its investment in Delos.

NOTE 12.  Variable Interest Entities

Prospector Offshore Fund

White Mountains Re has determined that the Prospector Offshore Fund, Ltd. (the “Prospector Fund”) is a VIE for which White Mountains Re is the primary beneficiary and is required to consolidate the Prospector Fund. At December 31, 2010 and 2009, White Mountains Re consolidated total assets of $145.3 million and $124.4 million and total liabilities of $39.1 million and $24.6 million of the Prospector Fund. In addition, at December 31, 2010 and 2009, White Mountains Re recorded noncontrolling interest of $40.6 million and $39.6 million in the Prospector Fund. For the years ended December 31, 2010, 2009 and 2008 White Mountains Re recorded $(3.2) million, $(5.0) million and $8.1 million of noncontrolling interest income (expense) related to the Fund. At December 31, 2010, the net amount of capital at risk is equal to White Mountains Re’s investment in the Fund of $65.7 million, which represents White Mountains Re’s ownership interest of 61.8% in the Prospector Fund.

Tuckerman Fund I

In 2008, White Mountains Re purchased an interest in Tuckerman Capital I, LP fund (“Tuckerman Fund I”) from White Mountains at fair value for $4.8 million. White Mountains has determined that Tuckerman Fund I is a VIE for which White Mountains is the primary beneficiary and is required to consolidate Tuckerman Fund I. On October 1, 2010, White Mountains Re sold its interest in Tuckerman Fund I back to White Mountains for $2.9 million. White Mountains Re’s investment in Tuckerman Fund I was accounted for under the equity method, as consolidation occurs at White Mountains. For the years ended December 31, 2010, 2009 and 2008 White Mountains Re recorded $0.6 million, $0.5 million, and $(0.1) million of equity in the earnings in Tuckerman Fund I.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Tuckerman Fund II

In 2008, White Mountains Re purchased an interest in Tuckerman Fund II from White Mountains at fair value for $17.7 million.  White Mountains Re has determined that Tuckerman Fund II is a VIE for which White Mountains Re is the primary beneficiary and was required to consolidate Tuckerman Fund II until December 31, 2009. White Mountains Re adopted ASU 2009-17 and determined that its ownership interest in Tuckerman Fund II does not meet the criteria for consolidation under the revised guidance for variable interest entities and, accordingly, effective January 1, 2010, White Mountains Re deconsolidated its investment in Tuckerman Fund II.

At December 31, 2009, White Mountains Re consolidated total assets of $56.0 million and total liabilities of $16.4 million. In addition, at December 31, 2009, White Mountains Re recorded noncontrolling interest of $22.8 million in Tuckerman Fund II. For the years ended December 31, 2009 and 2008, White Mountains Re recorded $0.0 and $2.4 million of noncontrolling interest expense related to Tuckerman Fund II.

NOTE 13. Fair Value of Financial Instruments

White Mountains Re carries its financial instruments on its balance sheet at fair value with the exception of the WMRe Senior Notes. For certain financial instruments where quoted market prices are not available, the fair values of these financial instruments were estimated by discounting future cash flows using current market rates for similar obligations or using quoted market prices. Because considerable judgment is used, these estimates are not necessarily indicative of amounts that could be realized in a current market exchange. The following summarizes the carrying value and fair value of financial instruments that are not accounted for at fair value:

	December 31, 2010		December 31, 2009
	Fair	Carrying	Fair	Carrying
Millions	Value	Value	Value	Value

WMRe Senior Notes	$390.9	$399.2	$377.7	$399.1

NOTE 14. Transactions with Related Persons

Esurance

For 2008 and 2009, WMRe Sirius and WMRe America participated equally in a quota share reinsurance agreement with Esurance to assume 85% of its business classified as “private passenger automobile”. Both companies paid a commission equal to 18% of the assumed written premium. In addition, the agreement included a profit commission of up to 4% to Esurance in the event that the loss and LAE ratio for the business ceded was less than 77%. On January 1, 2010, the agreement was changed to a 60% quota share reinsurance that reduced WMRe Sirius’ participation to 17.5%, and the commission paid to 20% for WMRe America and 21% for WMRe Sirius. Otherwise, the agreement contains the same terms and conditions as 2009.

As of December 31, 2010 and 2009, there were profit commission of $17.8 million and $11.9 million due to Esurance. During 2010, 2009, and 2008, White Mountains Re assumed $435.8 million, $638.7 million and $676.1 million of premiums written of which $477.9 million, $641.8 million, and $681.6 million was earned, incurred losses of $350.8 million, $484.3 million, and $525.7 million and commissions of $114.8 million, $127.4 million, and $126.1 million.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

As of December 31, 2010 and 2009, White Mountains Re has the following amounts recorded on their balance sheet in regards to this agreement:

	December 31,
Millions	2010	2009
Deferred policy acquisition costs:	$23.8	$28.7
Funds held by ceding companies:	$93.4	$130.6
Loss and LAE reserves:	$186.8	$333.4
Unearned premiums:	$117.1	$159.3

White Mountains Advisors

White Mountains Advisors (“WMA”), a wholly-owned subsidiary of White Mountains, provides investment advisory and management services to White Mountains Re and its subsidiaries under an Investment Advisory Services Agreement. White Mountains Re incurred $7.6 million, $8.2 million, and $3.8 million of investment fees during 2010, 2009, and 2008, respectively. As of December 31, 2010 and 2009, White Mountains Re owed $2.1 million and $2.0 million, respectively, to WMA under this agreement.

Prospector

Mr. John Gillespie, a director of White Mountains, is the founder and Managing Member of Prospector. Prospector serves as a discretionary adviser with respect to specified assets, primarily equity securities, managed by WM Advisors on behalf of White Mountains.

At December 31, 2010 and 2009, White Mountains Re had $67.4 million and $45.2 million invested in limited partnership investments managed by Prospector.

Other relationships and transactions

Mr. Howard Clark, a director of White Mountains, has been Vice Chairman of Barclays Capital since 2008. Barclays has, from time to time, provided various services to White Mountains including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services.

Mr. George Gillespie, a director of White Mountains, serves as Special Counsel to Cravath, Swaine & Moore LLP (“CS&M”). CS&M performs legal services for White Mountains.

Mr. John Gillespie, a director of White Mountains, indirectly through general and limited partnership interests holds a 33% interest in Dowling & Partners Connecticut Fund III, LP (“Fund III”). White Mountains Specialty Underwriting, Inc. (“WMSUI”) had previously borrowed $7 million from Fund III in connection with an incentive program sponsored by the State of Connecticut known as the Connecticut Insurance Reinvestment Act (the “CIR Act”). The CIR Act provides for Connecticut income tax credits to be granted for qualifying investments made by approved fund managers. The loan was repaid in full during 2006. The loan was a qualifying investment which generated tax credits to be shared equally between Fund III, on the one hand, and WMSUI, on the other. As a result of his interest in Fund III, during 2010 Mr. Gillespie generated approximately $0.2 million in such tax credits.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

NOTE 15. Commitments and Contingencies

White Mountains Re leases its office space under non-cancellable operating leases that expire on various dates.  The future annual minimum rental payments required under non-cancellable leases for office space are as follows:

Millions	Future Payments
2011	$8.5
2012	6.2
2013	4.3
2014	2.5
2015 and after	7.1
Total	$28.6

Total rental expense for the year ended December 31, 2010, 2009, and 2008 was $8.7 million, $12.3 million, and $11.1 million, respectively. White Mountains Re also has various other lease obligations, which are not material in the aggregate.

WMRe Sirius is a shareholder in LUC Holdings (“LUC”), a real estate company that leases and sub-leases rental properties in London. Shareholders of LUC are joint and several guarantors of the obligations of LUC. Estimated future funding of LUC by WMRe Sirius are as follows:

December 31,
Millions	2010
Due in one year or less	$0.6
Due in two to three years	0.6
Due in four to five years	0.6
Due after five years	2.8
Total	$4.6

Legal Contingencies

White Mountains Re and the reinsurance industry in general, are subject to litigation and arbitration in the normal course of its business. Other than the item listed below, White Mountains Re was not a party to any material litigation or arbitration other than as routinely encountered in claims activity, none of which is expected by management to have a material adverse effect on its financial condition and/or cash flows.

Scandinavian Re

On August 19, 2009, the arbitration panel hearing the arbitration proceeding between Scandinavian Re and St. Paul Fire & Marine Insurance Company, et. al. (“St. Paul”) issued a final decision.  This arbitration related to a dispute over a multi-year Retrocessional Casualty Aggregate Stop Loss Agreement (“Agreement”) concerning certain classes of casualty reinsurance written by St. Paul during the 1999-2001 underwriting years. Scandinavian Re had argued that the Agreement should be reformed or rescinded. The final decision stated, among other things, that the Agreement is valid and enforceable and shall be applied based on the written terms of the Agreement.  The decision did not have a material effect on White Mountains Re’s financial position.

On November 16, 2009, Scandinavian Re filed a motion to vacate the arbitration award in federal court in the Southern District of New York. On February 23, 2010, the court issued an order granting Scandinavian Re’s motion to vacate the arbitration award. The matter has been remanded for arbitration in front of a new panel of arbitrators. The judge vacated all rulings made by the first panel and required St. Paul to return to Scandinavian Re any monies paid over to it since September 26, 2007 so as to put the parties back in the same position that they were as of the day that St. Paul demanded arbitration. On March 15, 2010, St. Paul filed a notice of appeal with the 2nd Circuit Court of Appeals and posted a supersedeas bond, which stays enforcement of the district court’s order.  The briefing

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

and the oral argument have been completed, and the parties are awaiting the ruling of the 2nd Circuit Court of Appeals.

NOTE 16. Subsequent Events

White Mountains Re’s GAAP combined ratio for the first quarter of both 2011 and 2010 was 132%, as both periods were significantly impacted by catastrophe losses.  Catastrophe losses in the first quarter of 2011 included $80 million related to the Japan earthquake and tsunami, $42 million related to the February 2011 New Zealand earthquake, and $3 million related to floods and cyclone Yasi in Australia.   Catastrophe losses in the first quarter of 2010 were principally from the Chilean earthquake and European windstorm Xynthia.

White Mountains Re’s recorded property losses from the earthquake and tsunami in Japan are currently estimated principally using third party and internal catastrophe models, applying overall estimates of industry insured losses to White Mountains Re’s exposure information. The modeled portion of the property loss estimate is based upon an industry loss event of $35 billion, currently the upper end of the AIR and RMS estimates of insured losses.  The overall loss estimate also includes estimated losses for marine, accident and health, aviation and contingency lines.  Catastrophe exposure modeling and loss estimation is inherently uncertain, and as claims are reported and settled, White Mountains Re’s estimates could change, maybe materially.